Exhibit 10.1
Execution Version

$100,000,000
TERM LOAN FACILITY AGREEMENT
among
ROYAL GOLD, INC.,
as a Borrower
ROYAL GOLD CHILE LIMITADA,
as a Guarantor
RGLD GOLD CANADA, INC.,
as a Guarantor
HIGH DESERT MINERAL RESOURCES, INC.,
as a Guarantor
THE OTHER GUARANTORS
FROM TIME TO TIME PARTY HERETO,
as Guarantors,
HSBC BANK USA, NATIONAL ASSOCIATION
and such other lenders as may become a party hereto from time to time, as Lenders,
HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent,
and
HSBC SECURITIES (USA) INC.,
as Sole Lead Arranger
Dated as of January 20, 2010

i

SCHEDULES

Schedule 1.1(a)	Material Royalties
Schedule 1.1(b)	Lenders’ Administrative Details Schedule
Schedule 1.1(c)	Royalty Interests (Non-Material Royalties)
Schedule 1.1(d)	Liens
Schedule 3.4(b)	Project Governmental Approvals
Schedule 3.4(c)	Compliance Exceptions
Schedule 3.5	Litigation
Schedule 3.9	Subsidiaries
Schedule 3.12	Royalty Agreement Exceptions
Schedule 3.19	Material Contract Exceptions
Schedule 6.9	Insurance
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.5	Permitted Dispositions
Schedule 7.7	Debt Investments
EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Promissory Note
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Security Agreement
Exhibit G	Form of Secretary’s Certificate
Exhibit H	Form of Officer’s Certificate
Exhibit I	Form of Quarterly Compliance Certificate

v

TERM LOAN FACILITY AGREEMENT
     This TERM LOAN FACILITY AGREEMENT (together with all amendments, restatements, amendments and restatements, modifications, revisions, increases, supplements, extensions, continuations, replacements or refinancings from time to time in accordance with the terms hereof, the “Agreement”) dated as of January 20, 2010 (the “Execution Date”), is by and among ROYAL GOLD, INC., a corporation organized and existing under the laws of the State of Delaware, as a borrower (“Royal Gold” or “Borrower”), ROYAL GOLD CHILE LIMITADA, a limited liability partnership organized and existing under the laws of Chile, as a guarantor (“RG Chile”), RGLD GOLD CANADA, INC., a corporation organized and existing under the laws of the Province of British Columbia, as a guarantor (“RGLD Canada”), HIGH DESERT MINERAL RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware, as a guarantor (“High Desert”), those additional guarantors from time to time party hereto, as guarantors (the “Additional Guarantors”) (with each of RG Chile, RGLD Canada, High Desert, and the Additional Guarantors individually referred to herein as a “Guarantor” and collectively referred to herein as the “Guarantors”), HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (“HSBC Bank”), as a lender, and those banks and financial institutions identified as a “Lender” on the signature pages hereto and such other banks or financial institutions as may from time to time become parties to this Agreement, as lenders (the “Additional Lenders”) (with each of HSBC Bank and the Additional Lenders individually referred to herein as a “Lender” and collectively the “Lenders”), HSBC Bank, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), HSBC SECURITIES (USA) Inc., a corporation organized under the laws of the United States (“HSBC Securities”), as the sole lead arranger (in such capacity, the “Sole Lead Arranger”).
Recitals
     A. The Borrower desires to borrow, and the Lenders are prepared to make available to the Borrower, a term loan in the amount of One Hundred Million Dollars ($100,000,000) to be used by the Borrower and its indirect wholly-owned subsidiary Canco to fund the acquisition of all of the issued and outstanding common shares of International Royalty Corporation, a corporation organized and existing under the laws of Canada (“IRC”) pursuant to the terms and conditions set forth in that certain Arrangement Agreement, including the Plan of Arrangement (the “Plan of Arrangement”) dated December 17, 2009 by and between Royal Gold and IRC (the “Arrangement”). The proceeds of the term loan to be made available hereunder shall be advanced upon the satisfaction or waiver of the conditions precedent to funding as further set forth in Article V.
     B. This Agreement and the Loan made pursuant hereto will be secured by certain real and personal property and assets owned by the Credit Parties, including royalties and equity interests, all as further described herein and in the Security Documents. Each of the Guarantors shall unconditionally and irrevocably guaranty the payment and performance of all obligations hereunder and under the other Credit Documents.

Agreement
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms.
     As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:
     “Additional Guarantors” shall have the meaning set forth in the preamble to this Agreement.
     “Additional Lenders” shall have the meaning set forth in the preamble to this Agreement and includes any successors in such capacity.
     “Administrative Agent” shall have the meaning set forth in the preamble to this Agreement and includes any successors in such capacity.
     “Advance” means the advance by a Lender to the Borrower of the Loan in an amount equal to the amount of its Commitment Percentage of the Committed Amount.
     “Affected Lender” shall have the meaning set forth in Section 10.2.
     “Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, no Agent or Lender shall be deemed an Affiliate of a Borrower solely by reason of the relationship created by the Credit Documents.
     “Agent” or “the Administrative Agent” shall mean a reference to the Administrative Agent and the Syndication Agent, collectively or individually, as such reference requires.
     “Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, modified, revised, increased, supplemented, extended, continued, replaced from time to time in accordance with its terms together with all Schedules and Exhibits hereto.
     “AML Legislation” has the meaning set out in Section 10.20.

     “Andacollo Royalty” shall mean that certain Royalty identified as the Andacollo Royalty on Schedule 1.1(a) and as described in detail therein.
     “Applicable Percentage” equals two and one-quarter percent (2.25%).
     “Applicable Rate” shall mean an interest rate per annum equal to the sum of the LIBOR Rate plus the Applicable Percentage.
     “Applicable Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by any banking authority or other applicable Governmental Authority (or any successor) to which any Lender is subject for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for purposes of making the Loan at the LIBOR Rate or any other category of deposits or liabilities by reference to which the LIBOR Rate is determined. The Applicable Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Approved Bank” shall mean (a) any commercial bank of recognized standing having capital and surplus in excess of Two Hundred Fifty Million Dollars ($250,000,000) or (b) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof, or from Moody’s is at least P-1 or the equivalent thereof, or from Dominion Bond Rating Service Limited is at least R-1 or the equivalent thereof.
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangement” shall have the meaning set forth in the Recitals to this Agreement.
     “Arrangement Closing Date” shall mean the effective date of the closing and consummation of the Arrangement.
     “Assignment Agreement” shall mean an Assignment Agreement, substantially in the form of Exhibit A
     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Bankruptcy Laws” shall mean the Bankruptcy Code, the Canadian Insolvency Legislation, the Chilean Bankruptcy Legislation and all other Requirements of Law pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization, arrangement, receivership, moratorium, assignment for the benefit of creditors or other similar laws applicable in the United States, Chile, or other applicable jurisdictions as in effect from time to time.
     “Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day plus

1/2 of 1%; or (c) the Lenders’ actual cost of funds in effect on such day, as determined by each Lender in its sole discretion and provided to the Administrative Agent. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or in the actual cost of funds shall be effective on the opening of business on the date of such change.
     “Base Rate Loan” shall mean a Loan bearing interest at a rate per annum equal to the sum of (i) the Base Rate, plus (ii) the Applicable Percentage; the applicable Base Rate shall be re-determined by the Administrative Agent on each day that a change in the Base Rate occurs.
     “Borrower” shall have the meaning set forth in the preamble to this Agreement.
     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado, New York, New York and Toronto, Ontario are authorized or required by law to close.
     “Canadian Credit Party” means any Credit Party incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
     “Canadian Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.
     “Canadian Insolvency Legislation” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), as amended from time to time, and all other Requirements of Law pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, winding up, liquidation, reorganization, arrangement, receivership, moratorium, relief of debts, assignment for the benefit of creditors or other similar laws applicable in Canada or any other applicable jurisdictions as in effect from time to time.
     “Canadian Pension Plan” means a “registered pension plan”, as that term is defined in subsection 248(1) of the Canadian Income Tax Act, which is or was sponsored, administered or contributed to, or required to be contributed to by, any Credit Party or under which any Credit Party has any actual or potential liability.
     “Canco” shall mean RG Exchangeco, Inc., a corporation organized and existing under the laws of Canada.
     “Capital Expenditure” shall mean, for any period, all capital expenditures of the Credit Parties and their Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP and reflected on the Consolidated balance sheet of the Borrower.
     “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
     “Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
     “Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests or social interests and (v) any other right, interest, participation or classification similar to the foregoing that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by Canada or the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (ii) Canadian dollar denominated or Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of an Approved Bank, in each case with maturities of not more than three hundred sixty four (364) days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof), or any variable rate notes issued by, or guaranteed by any domestic corporation rated by two out of three of the following ratings agencies as A-1 (or the equivalent thereof) or better by S&P, or P-1 (or the equivalent thereof) or better by Moody’s, or R-1 (or the equivalent thereof) or better by Dominion Bond Rating Service Limited, and maturing within six (6) months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) for direct obligations issued by or fully guaranteed by Canada or the United States of America, (v) obligations of any province of Canada or state of the United States or any political subdivision thereof for which the payment of the principal, interest and redemption price shall have been arranged by irrevocably deposited government obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (vi) auction preferred stock rated by two (2) out of three (3) of the following ratings agencies in the highest short-term credit rating category by S&P, Moody’s or Dominion Bond Rating Service Limited and (vii) shares of money market mutual or similar funds that (A) invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition or (B) comply with Rule 2a-7 of the Investment Company Act of 1940.
     “Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act becomes the “beneficial owner” (as defined in Rule l3d-3 under the Securities Exchange Act) of more than twenty five percent (25%) of then outstanding Voting Stock of a Borrower, measured by voting power rather than the number of shares, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of a Borrower then in office, or (c) the Borrower or the Guarantors shall cease to directly or indirectly own and control the Capital Stock that each of them has pledged to the Administrative Agent pursuant to a Pledge Agreement.
     “Chilean Bankruptcy Legislation” means Chapter IV of the Chilean Commercial Code (Article 1 through Article 263) and Law N° 18.175 of Superintendency of Bankruptcy (“Superintendencia de Quiebras”), as amended from time to time, and all other Requirements of Law pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, winding up, liquidation, reorganization, arrangement, receivership, moratorium, relief of debts, assignment for the benefit of creditors or other similar laws applicable in Chile or any other applicable jurisdictions as in effect from time to time.
     “Chilean Security Documents” shall mean each Pledge Agreement delivered to the Administrative Agent in respect of the ownership interests in RG Chile, each Security Agreement delivered to the Administrative Agent by RG Chile with respect to the Pascua-Lama, El Toqui, and Andacollo Royalties and any other property subject thereto; the fianza y codeuda solidaria agreement to be executed in Chile by public deed in order to declare the joint and several liability of RG Chile in accordance with Section 10.19, and each other Security Document associated with the foregoing. “Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be, or is intended to be, subject to or covered by, a Security Document and any other property or assets of a Credit Party, whether tangible or intangible, whether real or personal and whether now or hereafter acquired, that may from time to time secure the Obligations, including the Material Royalties.
     “Collateral Requirement” shall have the meaning set forth in Section 4.3.
     “COMEX” shall mean the division of the New York Mercantile Exchange on which commodities, futures and options are traded, which was formerly known as the Commodity Exchange.
     “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a portion of the Loan in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Commitment Percentage of the Committed Amount.
     “Commitment Date” shall mean December 16, 2009.
     “Commitment Fee” shall have the meaning set forth in Section 2.4(a).

     “Commitment Percentage” shall mean, for each Lender, the percentage identified as its Commitment Percentage on the Lenders’ Administrative Details Schedule or in the Assignment Agreement pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.7(c).
     “Committed Amount” shall mean the principal amount of the Loan to be made by the Lenders hereunder, subject to the terms and conditions herein, at any time, with such Committed Amount at the Execution Date being equal to One Hundred Million Dollars ($100,000,000).
     “Consolidated” or “consolidated” shall mean, with reference to any term defined herein, such term as applied to the accounts of Royal Gold and its Subsidiaries, consolidated in accordance with GAAP.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income of Royal Gold and its Subsidiaries determined in accordance with GAAP for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, amortization, depletion and non-cash reclamation for such period, and (iv) any extraordinary or non-recurring charges or non-cash charges, including non-cash charges resulting from requirements to mark-to-market derivative obligations (including commodity-linked securities) for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains or non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” shall mean, for any period, the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Royal Gold and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or deficit) of Royal Gold and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.
     “Consolidated Net Worth” shall mean, at any time, the value of all Consolidated tangible assets of Royal Gold and its Subsidiaries which would be shown on a Consolidated balance sheet prepared as of such time in accordance with GAAP, excluding all intangible assets, minus the sum of (x) all amounts which would be shown on such balance sheets as minority interests in any such Subsidiary, plus (y) all Consolidated liabilities of Royal Gold and its Subsidiaries which would be shown on such balance sheet prepared as of such time in accordance with GAAP.
     “Consolidated Total Indebtedness” means, without duplication, in relation to Royal Gold and its Subsidiaries, (A) the sum of (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property acquired and under all purchase money obligations, (d) all obligations in respect of the deferred purchase price of property or services, (e) all other obligations secured by any lien on property owned or acquired, whether or not the obligations secured thereby have been assumed limited to the fair market value of the property secured thereby, (f) all guarantees of the obligations of others, (g) all Capital Lease Obligations, (h) all obligations, contingent or otherwise, as an account party (including reimbursement obligations to the issuer) in respect of letters of credit and letters of guarantee which support or secure obligations of others, (i) the aggregate of all negative mark to market amounts in respect of hedge obligations (netted against the aggregate of all positive mark to market amounts in respect of hedge obligations), (k) all obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which Royal Gold and its Subsidiaries receive upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time, and (l) all obligations, contingent or otherwise, in respect of bankers’ acceptances; provided, that, for all purposes herein, Consolidated Total Indebtedness, with respect to Royal Gold and its Subsidiaries, shall mean all Consolidated Total Indebtedness of Royal Gold and its Subsidiaries on a Consolidated basis; provided, further, that Consolidated Total Indebtedness shall not include Indebtedness among the Credit Parties to the extent such Indebtedness would be eliminated on a Consolidated basis.
     “Continuing Directors” shall mean during any period of twenty four (24) consecutive months commencing after the Execution Date, individuals who at the beginning of such twenty four (24) month period were directors of a Borrower (together with any new director whose election by such Borrower’s board of directors was approved by, or whose nomination for election by such Borrower’s shareholders was recommended by, a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved or recommended as described in this parenthetical).
     “Copper” means high grade copper upon which the COMEX spot price is based.
     “Credit Documents” shall mean this Agreement, the Note, any Assignment Agreement, the Security Documents, the Fee Letter, the Intercreditor Agreement, any Joinder Agreement, and all other agreements, documents, certificates and Instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection herewith or therewith, together with all amendments, restatements, amendments and restatements, modifications, revisions, increases, supplements, extensions, continuations, replacements or refinancings from time to time in accordance with the terms thereof, as well as any other document or agreement which the Lenders and the Borrower agree is a Credit Document.
     “Credit Party” or “Credit Parties” shall mean any of the Borrower or the Guarantors, individually or collectively, as appropriate.
     “Current Ratio” shall mean, at any date, the ratio of (a) the current assets of Royal Gold and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, to (b) the current liabilities of Royal Gold and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.

     “Debt Investments” shall have the meaning set forth Section 7.7.
     “Default” shall mean any of the events specified in Section 8.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Default Rate” shall mean an interest rate equal to the sum of the Applicable Rate plus two and one-half percent (2.5%) per annum.
     “Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make its Advance required pursuant to the terms of this Agreement or any Assignment Agreement in accordance with the terms thereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, Eligible Assignee shall not include any Credit Party or any Affiliate or Subsidiary thereof.
     “Employee Benefit Plan” shall mean any pension plan or other similar employee benefit plan regulated by or within the meaning of ERISA, Decree Law 3.500 of the Republic of Chile and any other similar legislation pursuant to which any Credit Party establishes a pension for or otherwise makes contributions in respect of its employees, but does not include a Canadian Pension Plan.
     “Environmental Laws” shall mean any and all applicable Requirements of Law regulating or relating to pollution or protection of human health or the environment, as now or hereafter in effect, including Requirements of Law regulating or relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and the applicable World Bank Guidelines and Criteria and International Finance Corporation Guidelines, each as in effect from time to time.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with a Borrower or any of its Subsidiaries are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

     “Event of Default” shall mean any of the events specified in Section 8.1.
     “Execution Date” has the meaning set forth in the preamble to this Agreement.
     “Expropriation Event” shall mean the appropriation, confiscation, expropriation, cancellation, seizure or nationalization (by Requirement of Law, intervention, court order, condemnation, exercise of eminent domain or other action or form of taking) of ownership or control of a Credit Party or any of its Subsidiaries or of any Project or any substantial portion thereof, or any substantial portion of the rights related thereto, or any substantial portion of the economic value thereof, or which prevents or materially interferes with the ability of a Person to own or operate the property subject to such action, including by the imposition of any Tax, fee, charge or royalty.
     “Fee Letter” shall mean the letter from HSBC Securities dated December 16, 2009, and any other agreements among the parties pertaining to the payment of fees to the Administrative Agent or the Lenders, as each may be amended, modified or otherwise supplemented.
     “Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funding Date” means the date the conditions to funding set forth in Section 5.2 have been satisfied and the Lenders advance the Loan to the Borrower.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States applied on a consistent basis, subject, however, to the provisions of Section 1.3 for the purpose of determination of compliance with the financial covenants set out in Section 6.15.
     “Gold” shall mean gold of minimum purity of at least 0.995 fineness conforming in all respects with the requirements for good delivery on the London Bullion Market.
     “Governmental Approvals” shall mean any authorization, license, permit, consent, approval, lease, ruling, certification, exemption, filing, variance, decree, sanction, publication, declaration or registration, or other action whether written or oral, of, by, from or on behalf of any Governmental Authority.
     “Governmental Authority” shall mean the government of any nation, and any provincial, territorial, divisional, state, county, regional, city or other political subdivision thereof, and any tribal, aboriginal or native government, and any entity, court, arbitrator or board of arbitrators, agency, department, commission, board, bureau, regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or Requirements of Law, and any securities exchange or securities regulatory authority to which a Credit Party is subject.
     “Guarantor” shall mean RG Chile, RGLD Canada until such time as RGLD Canada is released from its obligations under the Credit Documents in accordance with the requirements of this Agreement, High Desert, and any other Person that executes a Joinder Agreement, together with their successors and permitted assigns.

     “Guaranty” shall mean the guaranty of the Guarantors set forth in Article XI.
     “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation in respect of Indebtedness, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the lesser of (a) the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.
     “Hedging Agreement” shall mean, with respect to any Person, any agreement or transaction entered into to protect such Person against fluctuations in the price of gold, silver or other metals, interest rates, currency, raw materials, fuel or commodity values, including any forward sales, spot deferred sales, options, swaps, price fixing commitment, interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements or other similar agreements or arrangements.
     “High Desert” shall have the meaning given thereto in the Preamble.
     “HSBC Bank” shall have the meaning set forth in the preamble to this Agreement and includes any successors in such capacity.
     “HSBC Securities” shall have the meaning set forth in the preamble to this Agreement and includes any successors in such capacity.
     “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, indentures or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-

pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all net payment obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided however that Indebtedness shall not include Indebtedness among the Credit Parties to the extent such Indebtedness would be eliminated on a Consolidated basis.
     “Indenture” shall mean the Trust Indenture made as of February 22, 2005 among IRC, Archean Resources Ltd., a corporation incorporated under the laws of Newfoundland and Labrador, and CIBC Mellon Trust Company, a trust company existing under the laws of Canada.
     “Information” shall have the meaning set forth in Section 10.16.
     “Insolvency Proceeding” means any proceeding seeking to adjudicate a Person an insolvent, seeking a receiving order against under any Bankruptcy Law, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief or composition of such Person or its debts or a stay of proceedings of such Person’s creditors generally (or any class of creditors) or any other relief, under any federal, state provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Code and any similar legislation in any jurisdiction) or at common law or in equity.
     “Instrument” shall mean any contract, agreement, indenture, mortgage, document, writing or other instrument (whether formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.
     “Intercreditor Agreement” shall mean the Intercreditor Agreement among Royal Gold, the Lenders and the “Lenders” as defined in the Revolving Credit Agreement.
     “Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, for the four (4) most recently completed fiscal quarters most recently ended on or prior to such date.

     “Interest Payment Date” shall mean (a) with respect to an Interest Period of three (3) months or less, the last day of such Interest Period, or (b) with respect to an Interest Period longer than three (3) months, the day that is three (3) months after the first day of such Interest Period and the last day of such Interest Period.
     “Interest Period” shall mean, with respect to the Loan,
     (i) initially, the period commencing on the Funding Date with respect to the Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in the Notice of Borrowing; and
     (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending one (1), two (2) or three (3) months thereafter, or of a longer period of days if available and agreed to by the Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;
     provided that the foregoing provisions are subject to the following:
     (A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (B) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
     (C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Interest Period of one (1) month; and
     (D) no Interest Period shall extend beyond the Maturity Date.
     “Investment” shall mean all investments, in cash or by delivery of property made, directly or indirectly in or to any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan, credit advance, capital contribution or otherwise.
     “IRC” shall have the meaning set forth in the Recitals to this Agreement.
     “Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit B, executed and delivered by a new or additional Guarantor.
     “Lender” shall have the meaning set forth in the preamble to this Agreement.

     “Lenders’ Administrative Details Schedule” shall mean, with respect to any Lender, Schedule 1.1(b) (as revised or updated by any Lender from time to time) containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.
     “Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.
     “LIBOR” shall mean, for the Loan for any Interest Period therefor, a rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for the Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loan then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
     “LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on the Lenders’ Administrative Details Schedule; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which such Lender’s Commitment Percentage of the Loan is to be made.
     “LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate	=	LIBOR 1.00 - Applicable Reserve Percentage
     “Lien” shall mean any mortgage, deed of trust, pledge, charge, hypothecation, assignment for security purposes, deposit arrangement for security purposes, preferential right, option, encumbrance, lien (statutory or other), or other security interest or collateral arrangement, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

     “LIBOR Rate Loan” shall mean a Loan bearing interest at a rate per annum equal to the Applicable Rate.
     “Loan” shall have the meaning set forth in Section 2.1(a).
     “Material Adverse Effect” shall mean an effect or change, resulting or occurring from any event or occurrence of any nature whatsoever, whether individually or in the aggregate, which is materially adverse to (a) the business, assets, operations, property or condition (financial or otherwise) of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to make any payment or otherwise perform their obligations under this Agreement, any of the Note or any other Credit Document when such payments and obligations are required to be performed, (c) any Material Royalty, or (d) the validity or enforceability of this Agreement, the Note or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or the perfection or priority of any Lien in favor of the Administrative Agent.
     “Material Contract” shall mean any contract or agreement to which any Credit Party or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, including each Royalty Agreement relating to a Material Royalty.
     “Material Royalties” shall mean each of (i) the following Royalties owned, or to be owned, by RG Chile: Pascua-Lama, El Toqui, and Andacollo; and (ii) the following Royalties owned by RGLD Canada: Holt McDermott and Malartic, until such time as the Holt McDermott and Malartic Royalties no longer constitute Collateral, as described in Section 4.5; each of such Material Royalties is further described on Schedule 1.1(a) hereto.
     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, pollutants, contaminants or other materials or substances defined or regulated in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date” shall mean the first to occur of (a) the date that is eighteen (18) months from the Funding Date or (b) any date on which the due date of the Loan is accelerated by reason of an Event of Default pursuant to Section 8.2.
     “Metals” shall mean Gold, Silver, Copper, lead, zinc, molybdenum, nickel, and all other metals, minerals, ores and similar substances.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Non-Credit Party” means a Subsidiary of a Credit Party that is not itself a Credit Party.
     “Non-Credit Party Royalty Interest” shall mean all Royalties now owned or hereafter acquired by or for the benefit of a Non-Credit Party.

     “Note” shall mean the promissory note made by the Borrower in favor of the Lenders evidencing the Loan provided pursuant hereunder, substantially in the form of Exhibit C, as such promissory note may be amended, restated, amended and restated, modified, revised, increased, supplemented, extended, continued or replaced from time to time.
     “Notice of Borrowing” shall mean a request for the Loan borrowing pursuant to Section 2.1(b) pursuant to a Notice of Borrowing in the form attached as Exhibit D.
     “Obligations” shall mean all of the obligations, indebtedness, liabilities, duties, covenants and agreements of the Borrower and the other Credit Parties to each Lender and the Administrative Agent, whenever arising and whether joint, several, or joint and several, established by or arising under or in connection with this Agreement, the Note, any of the other Credit Documents, any Hedging Agreement with a Lender (or an Affiliate of a Lender), or any account (including cash management accounts) or other cash management services provided by a Lender (or an Affiliate of a Lender), including, in each case, the payment of principal, interest, fees, expenses, reimbursements and indemnification obligations and all other amounts and the performance of all other obligations.
     “Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
     “Ounce” shall mean a fine ounce troy weight.
     “Participant” shall have the meaning set forth in Section 10.7(b).
     “Patriot Act” shall have the meaning set forth in Section 10.18.
     “Permitted Liens” shall mean:
     (i) Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents;
     (ii) effective as of the Arrangement Closing Date, Liens existing as of the Execution Date to secure the Indenture, as such Liens are described on Schedule 1.1(d); provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Execution Date;
     (iii) Purchase Money Liens securing purchase money indebtedness (and refinancings thereof) to the extent permitted under Section 7.1(c);
     (iv) Liens for Taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or their Subsidiaries, as the case may be, in conformity with GAAP;

     (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s inchoate, unperfected or other like Liens arising in the ordinary course of business which are not overdue for a period of more than twenty (20) days or which are being diligently contested in good faith by appropriate proceedings; provided that a reserve, bond or other appropriate provision shall have been made therefore to the reasonable satisfaction of the Administrative Agent;
     (vi) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
     (vii) any interest or title of a lessor under any lease entered into by any Credit Party or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (viii) deposits and bonds to secure the performance of bids, trade contracts (other than for Consolidated Total Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (ix) Liens existing on the Execution Date and set forth on Schedule 1.1(d); provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Execution Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced;
     (x) Liens pursuant to the Revolving Credit Agreement made in favor of HSBC Bank or any other “Lender” thereto;
     (xi) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances which do not individually or in the aggregate interfere in any material respect with the occupation, value or use of the property to which such Lien is attached or with such Person’s activities or operations on such property;
     (xii) any Lien with respect to judgments, orders or awards to the extent such judgments, orders or awards secured thereby shall not, either individually or in the aggregate, result in an Event of Default under Section 8.1(g);
     (xiii) rights of setoff or bankers’ Liens upon deposits of cash or broker’s Liens upon securities accounts in favor of financial institutions, banks or other depository institutions; and
     (xiv) any Lien with respect to interests in pre-feasibility, feasibility or development stage properties not currently producing Metals; provided that such Liens do not secure Indebtedness.
“Permitted Subordinated Indebtedness” shall have the meaning set forth in Section 7.1(i).

     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan of Arrangement” shall have the meaning set forth in the Recitals to this Agreement.
     “Pledge Agreements” shall mean (i) each of the Pledge Agreements to be executed in favor of the Administrative Agent by a Credit Party, substantially in the form of Exhibit E hereto, and (ii) any other pledge agreement, document, agreement, arrangement or Instrument executed by a Credit Party to secure the Obligations, in each case, together with all amendments, restatements, amendments and restatements, modifications, revisions, supplements, extensions, continuations, and replacements thereof in accordance with its terms.
     “Principal Repayment Date” shall have the meaning set forth in Section 2.3(a).
     “Products” shall mean, without limitation, all ore, minerals, concentrate, doré bar and refined Metals produced on behalf of, or payable to, a Credit Party pursuant to a Royalty Interest from a Project Property.
     “Project” shall mean each mine, mining project and properties, including Project Properties, in which a Credit Party has or acquires a Royalty Interest. As of the Execution Date, the Projects include those set forth on Schedule 1.1(c) hereto.
     “Project Managers” shall mean the operator or manager of each Project, with the Project Manager for each Project in existence on the date hereof set forth on Schedule 1.1(c) hereto.
     “Project Properties” shall mean all real property right, title or interests, now owned or hereafter acquired, included in each of the Projects, which are burdened with a Royalty Interest, including all fee property, concessions, unpatented mining claims and other real property interests which are identified in any Royalty Agreement, together with all relocations, modifications, additions or amendments thereof, and all lands subject thereto.
     “Property” shall mean all real estate, surface and subsurface rights and interests, minerals, mineral leases, mineral rights, lands, concessions, licenses, exploration or exploitation rights, claims, water rights and other property right, title and interest, howsoever characterized or designated, that are owned, leased, operated, held or controlled, directly or indirectly, by any Borrower or any of their Subsidiaries, including all such rights and interests associated with the Projects, together with all rights, titles and interests hereafter acquired.
     “Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price, provided that such Lien (i) secures an amount not exceeding the purchase price of such personal property, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.
     “Purchasing Lenders” shall have the meaning set forth in Section 10.7(c).

     “Required Lenders” shall mean (a) for so long as any one Lender and its Affiliates control fifty percent (50%) or more of the Commitment Percentage, those Lenders holding in the aggregate greater than 66.667% of the outstanding Loan; and (b) at any time that no Lender and its Affiliates controls fifty percent (50%) or more of the Commitment Percentage, those Lenders holding in the aggregate greater than 50.1% of the outstanding Loan; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders the principal balance of the Obligations owing to such Defaulting Lender.
     “Requirement of Law” shall mean each law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, regulation, approval or other direction of any Governmental Authority (including securities laws and regulations and the rules of any securities exchange), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person.
     “Responsible Officer” shall mean, as to (a) a Borrower, any of the President, the Chief Executive Officer or the Chief Financial Officer or (b) any other Credit Party, any duly authorized officer thereof.
     “Revolving Credit Agreement” shall mean the Third Amended and Restated Credit Agreement dated as of October 30, 2008, by and among Royal Gold, as a borrower, High Desert Mineral Resources, Inc., a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of Royal Gold, as a borrower, those subsidiaries of a borrower identified as a “Guarantor” on the signature pages thereto and such other subsidiaries of a borrower as may from time to time become a party thereto, as guarantors, those banks and financial institutions identified as a “Lender” on the signature pages thereto and such other banks or financial institutions as may from time to time become parties thereto, as lenders, HSBC Bank, as administrative agent for the lenders thereunder, HSBC Securities, as the sole lead arranger and The Bank of Nova Scotia, as the sole syndication agent, together with all amendments, restatements, amendments and restatements, modifications, revisions, increases, supplements, extensions, continuations, replacements or refinancings from time to time in accordance with its terms.
     “RG Barbados Subordinated Loan” shall mean the loan from RG Finance (Barbados) to RG Chile, in the principal amount of $275,000,000, which has been subordinated to the Obligations pursuant to the Subordination Agreement.
     “RG Chile” shall have the meaning set forth in the Preamble.
     “RGLD Canada” shall mean RGLD Gold Canada, Inc., a corporation organized and existing under the laws of British Columbia, Canada.
     “RGLD Canada Intercompany Loan” shall mean the loan from Royal Gold to RGLD Canada, in the principal amount of $57,000,000.

     “RGLD Canada Security Documents” shall mean each Pledge Agreement delivered to the Administrative Agent with respect to the ownership interests in RGLD Canada, each Security Agreement to be delivered to the Administrative Agent by RGLD Canada, and each other Security Document associated with the foregoing, in each case until any of the foregoing has been terminated as contemplated in Section 4.5.
     “Royal Gold” shall have the meaning set forth in the Preamble.
     “Royalties” shall mean any share of mineral production, including, gross smelter return royalties, net smelter return royalties, overriding royalties, non-participating royalties, production payments, net profit interests and all other mineral royalties of every type and characterization, whether constituting a real property or a personal property interest.
     “Royalty Agreements” shall mean, collectively, each of the agreements with or for the benefit of a Credit Party relating to a Royalty Interest, whether now or hereafter in existence, together with all amendments, restatements, amendments and restatements, modifications, revisions, supplements, extensions, continuations, and replacements thereof in accordance with its terms.
     “Royalty Interests” shall mean all Royalties now owned or hereafter acquired by or for the benefit of a Credit Party, in or relating to a Project, with the Material Royalties in existence as of the Execution Date described on Schedule 1.1(a) hereto and all other Royalties (other than the Material Royalties) in existence and held by a Credit Party as of the Execution Date described on Schedule 1.1(c) hereto, and all Metals received or receivable with respect thereto, now held or hereafter acquired by a Credit Party, whether pursuant to a Royalty Agreement or otherwise.
     “S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.
     “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.
     “Security Agreements” shall mean (i) each security agreement (or other equivalent Instrument, howsoever designated) given by a Credit Party for the benefit of the Administrative Agent, substantially in the form of Exhibit F hereto, covering and extending to all assets of such Credit Party, and (ii) each other Instrument whereby a Credit Party subordinates its rights to receive payment of any amounts from any other Credit Party to the complete payment in full of the Obligations, and any other security agreement or other Instrument by which the Administrative Agent obtains a Lien in or on any personal property or assets of a Credit Party to secure the Obligations, together with all amendments, restatements, modifications, supplements, extensions and restatements thereof in accordance with its terms.
     “Security Documents” shall mean the Security Agreements, the Pledge Agreements, the Subordination Agreement, and any other agreement, assignment, document, power-of-attorney, public deed, or other Instrument executed and delivered in connection with (i) the granting, attachment, formalization and perfection of the Administrative Agent’s security interests and

Liens arising thereunder, including UCC financing statements, PPSA financing statements and other similar registrations, filings or instruments, (ii) the pledge or subordination of Indebtedness to or in favor of the Administrative Agent or (iii) any other mortgage, deed, security, subordination, guaranty or support agreement or arrangement with respect to the Obligations or any Credit Document, including the Chilean Security Documents and the RGLD Canada Security Documents, together with all amendments, restatements, amendments and restatements, modifications, revisions, supplements, extensions, continuations, and replacements thereof in accordance with its terms; provided, however, no such Security Agreement, Pledge Agreement, Subordination Agreement, nor any other agreement, assignment, document, power-of-attorney, public deed, or other Instrument shall constitute a Security Document if it has been terminated in accordance with the requirements of this Agreement.
     “Silver” shall mean silver of minimum purity of at least 0.999 fineness conforming in all respects with the requirements for good delivery on the London Bullion Market.
     “Subordination Agreement” the Subordination Agreement among RG Chile, RG Finance (Barbados), and the Administrative Agent regarding the subordination of the indebtedness arising or existing under the RG Barbados Subordinated Loan to the Obligations, on terms and conditions satisfactory to the Administrative Agent.
     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. For purposes of clarity, as of the Execution Date, Crescent Valley Partners, L.P. shall be deemed a Subsidiary of Royal Gold. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Borrower.
     “Taxes” shall mean all present and future taxes, levies, duties, imposts, deductions, charges, withholdings and other similar levies and liabilities of whatever nature, including stamp, sales, use, documentary, value added, excise, registration, property and income taxes.
     “Ticking Fee” shall have the meaning set forth in Section 2.4(b).
     “Ticking Fee Rate” shall mean a rate of 0.375% per annum.
     “Transfer Effective Date” shall have the meaning set forth in each Assignment Agreement.
     “Updated Schedules” shall mean the schedules delivered in connection with the issuance of the Officer’s Certificate referenced in Section 5.2(b) which shall be deemed to update the schedules delivered on the Execution Date; provided, however, (i) the disclosure of information on such schedules giving effect to the Arrangement will be effective only upon consummation of the Arrangement; and (ii) such schedules must be to the satisfaction of the Administrative Agent in its sole discretion.

     “Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     Section 1.2 Other Definitional Provisions; Time References.
     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Note or other Credit Documents or any certificate or other document made or delivered pursuant hereto.
     (b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (d) The word “including” means “including without limitation” or “including, but not limited to,” and does not create or denote a limitation.
     (e) Unless otherwise expressly indicated, each time reference in any Credit Document shall be to New York time.
     Section 1.3 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Administrative Agent; provided that, if the Borrower shall notify the Administrative Agent that they wish to amend any covenant in Section 6.15 (or the definitions used therein) to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 6.15 or any definition used therein for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     The Borrower shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 6.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.
     Section 1.4 Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”; (l) “joint and several” shall include “solidary”; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; (t) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
ARTICLE II
THE LOAN; AMOUNT AND TERMS
     Section 2.1 Term Loan.
     (a) Loan. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to loan to the Borrower (the “Loan”) funds in an aggregate amount equal to One Hundred Million Dollars ($100,000,000) or such lesser amount actually advanced on the Funding Date and, individually, in an amount equal to such Lender’s Commitment Percentage of the Committed Amount.
     (b) Notice of Borrowing. The Borrower shall request the Loan by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by facsimile) to the Administrative Agent not later than 11:00 a.m. on the third (3rd) Business Day prior to the Funding Date. The Notice of Borrowing shall be irrevocable and shall specify (A) that the Loan is requested, (B) the Funding Date, and (C) the initial Interest Period. If the Borrower shall fail to specify an applicable Interest Period in the Notice of Borrowing, then such notice shall be deemed to be a request for an Interest Period of one (1) month. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.
     (c) Advance. Each Lender agrees to make a single Advance to the Borrower in an amount equal to such Lender’s Commitment Percentage of the Committed Amount on the Funding Date as specified in the Notice of Borrowing. Principal payments made after the Funding Date may not be reborrowed.
     (d) Funding. Each Lender will make an amount equal to such Lender’s Commitment Percentage of the Committed Amount available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in the Lenders’ Administrative Details Schedule, or at such other office as the Administrative Agent may designate in writing, by 1:00 p.m. on the Funding Date in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the Committed Amount and in like funds as received by the Administrative Agent.
     (e) Interest.
     (i) Applicable Rate. Except as set forth in Section 2.1(e)(ii) hereof, the Loan shall bear interest on the outstanding principal amount thereof from the date the Loan is Advanced until the Loan is paid in full, at the Applicable Rate. Each Borrower covenants and agrees to promptly pay interest on the Loan on each Interest Payment Date, with such interest payable in arrears.
     (ii) Default Rate. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loan and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at the Default Rate.
     (f) Commitment Termination. The Commitment shall automatically terminate on June 16, 2010.
     Section 2.2 Evidence of Indebtedness.
     (a) Accounts and Records. The Loan shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.
     (b) Note. The Borrower agrees that, in addition to such accounts or records set forth in Section 2.2(a), to evidence their obligation to repay the Loan made hereunder, with interest accrued thereon, it shall issue and deliver to the Administrative Agent on the Funding Date a Note payable to the Administrative Agent in the aggregate principal amount of the Commitment. The Administrative Agent may attach schedules to the Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto. In the event that any amount hereunder or under the Note is not paid by the Borrower when due (whether at the stated maturity, by acceleration or otherwise), the Administrative Agent may take all such actions as it sees fit to recover such amount, including, without limitation, the commencement and maintenance of proceedings.
     (c) Effect of Account Entries. Entries made in good faith by the Administrative Agent in its account or accounts pursuant to Section 2.2(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lenders, under this Agreement and the other Credit Documents, absent manifest error; provided that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Credit Documents.
     Section 2.3 Repayment and Prepayment.
     (a) Repayment. On each date set forth below (each, a “Principal Repayment Date”), the Borrower shall repay to the Lender the respective percentage of the initial principal amount of the Loan set forth opposite such Principal Repayment Date as follows:

Principal
Repayment Date	Amount
Funding Date + 3 months	10% of initial principal
Funding Date + 6 months	10% of initial principal
Funding Date + 9 months	10% of initial principal
Funding Date + 12 months	10% of initial principal
Funding Date + 15 months	10% of initial principal
Maturity Date	50% of initial principal
provided, however, that the final principal repayment installment of the Loan shall be repaid on or before the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Loan outstanding on such date. Each Borrower covenants and agrees to pay the Loan in accordance with the terms of this Agreement and the Note.
     (b) Optional Prepayments. The Borrower shall have the right to prepay the Loan in whole or in part from time to time; provided, however, that each partial prepayment of the Loan shall be in a minimum principal amount of One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof or, if less, the unpaid balance thereof. The Borrower shall give three (3) Business Days’ irrevocable notice of prepayment to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Each prepayment pursuant to this Section 2.3(b) shall be applied to the outstanding Loan as the Borrower may elect. All prepayments under this Section 2.3(b) shall be subject to Section 2.11, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

     Section 2.4 Fees.
     (a) Commitment Fee. In consideration of the Commitment, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a commitment fee (the “Commitment Fee”) in an amount of Five Hundred Thousand Dollars ($500,000) payable to the Administrative Agent. Pursuant to the terms of the Fee Letter, the Borrower paid Two Thousand Dollars ($2,000) of the Commitment Fee to the Administrative Agent on December 16, 2009. The remainder of the Commitment Fee in the amount of Four Hundred Ninety Eight Thousand Dollars ($498,000) shall be payable to the Administrative Agent on the Execution Date.
     (b) Ticking Fee. On or prior to the Funding Date, the Borrower agrees to pay to the Administrative Agent a ticking fee (the “Ticking Fee”) in an amount equal to the Ticking Fee Rate multiplied times the Committed Amount calculated for the time period between the Commitment Date and the Funding Date.
     (c) Finality of Fees. All fees hereunder are fully earned and payable when due and are non-refundable.
     Section 2.5 Computation of Interest and Fees.
     (a) Interest payable hereunder and all other fees and other amounts payable hereunder shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.
     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Note or otherwise, exceed the maximum nonusurious amount permissible under any Requirement of Law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under any Requirement of Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loan under any Requirement of Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loan. The right to demand payment of the Loan or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loan shall, to the extent permitted by any Requirement of Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by any Requirement of Law.
     (d) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
     (e) Any provision of this Agreement that would oblige a Canadian Credit Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Credit Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.
     (f) If any provision of this Agreement would oblige a Canadian Credit Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
     (i) first, by reducing the amount or rate of interest; and
     (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

     Section 2.6 Pro Rata Treatment and Payments.
     (a) Pro Rata Treatment. Each payment (other than prepayments made pursuant to Section 2.3(b)) of principal or interest under this Agreement or the Note shall be applied pro rata, first, to any fees and expenses then due and owing by the Borrower hereunder, second, to interest then due and owing hereunder and under the Note and, third, to principal then due and owing hereunder and under the Note. Each payment on account of any fees and expenses hereunder shall be made pro rata in accordance with the respective amounts due and owing. Each optional prepayment of the Loan shall be applied in accordance with Section 2.3(b). Prepayments made pursuant to Section 2.9 shall be applied in accordance with such section. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on the Lenders’ Administrative Details Schedule in Dollars and in immediately available funds not later than 12:00 Noon on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Loan) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 8.2 (or after the Loan (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:
     FIRST, to the payment of all out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
     SECOND, to payment of any fees owed to the Administrative Agent;
     THIRD, to the payment of all out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

     FOURTH, to the payment of all of the Obligations consisting of interest and any accrued fees not paid under the foregoing;
     FIFTH, to the payment of the outstanding principal amount of the Obligations and any breakage, termination or other payments due on the Obligations, and any interest accrued thereon together with all Obligations arising under any Hedging Agreement with a Lender (or an Affiliate of a Lender) or any account (including cash management accounts) or other cash management services provided by a Lender (or an Affiliate of a Lender);
     SIXTH, to all other Obligations and all other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.
     Section 2.7 Non-Receipt of Funds by the Administrative Agent.
     (a) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the LIBOR Rate.
     (b) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.7 shall be conclusive in the absence of manifest error.
     Section 2.8 Inability to Determine Interest Rate; Base Rate Loan. Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, including that LIBOR quotations are unavailable or insufficient in number or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the

LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding the Loan during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Until any such notice has been withdrawn by the Administrative Agent, the outstanding Loan shall be converted into a Base Rate Loan (i) on the last day of the then-current Interest Period if the Lenders may lawfully continue to maintain the Loan as a LIBOR Rate Loan to such day, or (ii) immediately if the Administrative Agent or any Lender shall determine that any Lender may not lawfully continue to maintain its Committed Percentage of the Loan as a LIBOR Rate Loan to such day.
     Section 2.9 Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain its Committed Percentage of the Loan as a LIBOR Rate Loan as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loan, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, and (b) the commitment of such Lender hereunder to make a LIBOR Rate Loan or continue its Committed Percentage of the Loan as a LIBOR Rate Loan as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist. The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section 2.9 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Commitment Percentage of the Loan as a LIBOR Rate Loan hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.9 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.9; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     Section 2.10 Requirements of Law.
     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for tax on the overall net income of such Lender or franchise taxes imposed on it in lieu of net income taxes and changes in the rate of such taxes);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or
     (iii) shall impose on such Lender any other condition not otherwise expressly excluded above;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Committed Percentage of the Loan as a LIBOR Rate Loan or to reduce any amount receivable hereunder or under the Note or the Loan, then, in any such case, the Borrower shall promptly pay such Lender, within fifteen (15) days after its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to maintaining its Committed Percentage of the Loan as a LIBOR Rate Loan. A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section 2.10; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or other disadvantages deemed by such Lender to be material.
     (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section 2.10 submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.
     (c) The agreements in this Section 2.10 shall survive the termination of this Agreement and payment of the Note and all other amounts payable hereunder.
     Section 2.11 Indemnity. The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any liabilities, claims, costs, charges, funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on the Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower have given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) any payment or prepayment of the Loan, or the extension thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss, expense, cost or liability arising from interest, fees, costs or charges payable by such Lender to lenders of funds obtained by it in order to maintain its Committed Percentage of the Loan hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.11 submitted by any Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The agreements in this Section 2.11 shall survive termination of this Agreement and payment of the Note and all other amounts payable hereunder.
     Section 2.12 Taxes.
     (a) All payments made by the Borrower hereunder or under the Note shall be made free and clear of, and without deduction or withholding for, any present or future Taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Tax imposed on or measured by the net income or profits of a Lender or franchise taxes imposed on it in lieu of net income taxes, in each case pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under the Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in the Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.
     (b) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.12; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or other disadvantages deemed by such Lender in its sole discretion to be material.
     (c) If the Borrower pays any additional amount pursuant to this Section 2.12 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.12, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.12(c) shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.12(c) to the Borrower or any other party.
     (d) Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall submit to Borrower and Administrative Agent on or before the date such financial institution becomes a party hereto, two (2) duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Foreign Lender shall: (i) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement; (ii) promptly notify Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction; and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If any Foreign Lender fails to deliver the forms or other documentation referred to in this subsection, then the Borrower shall not be required to pay any additional amount to such Foreign Lender under Section 2.12(a) with respect to any withholding tax imposed by Sections 1441 and 1442 of the Code; provided that if such Foreign Lender shall have satisfied the requirement of this Section 2.12(d) on the date such Foreign Lender became a Lender, nothing in this Section 2.12(d) shall relieve the Borrower of its obligations to pay any amounts pursuant to Section 2.12(a) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Foreign Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Foreign Lender or is not subject to withholding.
     (e) The agreements in this Section 2.12 shall survive the termination of this Agreement and the payment of the Note and all other amounts payable hereunder.
     Section 2.13 Judgment Currency Conversion. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Credit Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”)

any amount due under this Agreement or under any other Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Credit Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Credit Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Credit Document or under any judgment or order.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Agreement and to make the Loan herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:
     Section 3.1 Corporate Existence; Compliance with Law. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate power, authority and right to acquire, lease, own and operate, as applicable, all its property and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.2 Corporate Power; Authorization; Enforceable Obligations. Each of the Credit Parties has full corporate power, authority and right to execute, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each of the Credit Parties. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     Section 3.3 Financial Condition; No Material Adverse Effect.
     (a) The audited Consolidated financial statements of Royal Gold for the twelve-month period ending June 30, 2009, and the related Consolidated statements of income and of cash flows for the fiscal year ended on such date, all of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and fairly present the financial condition of Royal Gold and its Consolidated Subsidiaries as of the date or dates thereof and results of operations for the periods covered thereby. Such financial statements and the notes thereto disclose all material liabilities, direct or contingent, of Royal Gold and its Consolidated Subsidiaries that are required to be disclosed under GAAP.
     (b) Subsequent to the respective dates as of which information is given in such financial statements, there has been no change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
     Section 3.4 Compliance with Laws; No Conflict; No Default.
     (a) The (i) execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby, and (ii) execution, delivery and performance of the Plan of Arrangement by each Credit Party or Subsidiary thereof that is a party thereto and the consummation of the Arrangement and the other transactions contemplated thereby, in each case, do not and will not, by the passage of time, the giving of notice or otherwise, (A) violate any Requirement of Law applicable to such Credit Party, (B) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Credit Party or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval of such Person, except to the extent that such conflict, breach or default with respect to any such indenture, agreement or instrument could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (C) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Credit Documents.
     (b) Each Credit Party (i) has all Governmental Approvals required by law for it to conduct its business in all material respects, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such Governmental Approval or failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.4(b) and except for matters that do not have or would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Credit Parties, the Project Managers of each of the Projects have obtained all material Governmental Approvals required to operate such Projects as currently being operated in accordance with the then-effective mine plan therefore and are operating such Projects in material compliance therewith.
     (c) Except as set forth in Schedule 3.4(c) hereto, (i) each Credit Party has complied in all material respects with all Requirements of Law, (ii) to the knowledge of each Credit Party, each Project is in compliance with all Requirements of Law relating to the operation of such Project, in each case except to the extent that the failure to obtain a Governmental Approval or the failure to comply with such Governmental Approval or Requirement of Law has not had, and would not reasonably be expected to have, a Material Adverse Effect, and (iii) to the knowledge of each Credit Party, no investigation is currently being conducted by any local, state or federal agency with respect to enforcement of Requirements of Law that would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.4(c), no Credit Party has knowledge of any existing violation of Requirements of Law or notices thereof issued by any Governmental Authority, with respect to a Credit Party or a Project, that has had or would reasonably be expected to have a Material Adverse Effect.
     (d) None of the Credit Parties is in default under or with respect to any of its Material Contracts, or any judgment, order or decree to which it is a party, in any respect that has had or could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     Section 3.5 No Material Litigation. Except as set forth in Schedule 3.5 hereto, no Credit Party is a party to any action, suit or proceeding at law or in equity, by or before any Governmental Authority (or, to the knowledge of any Credit Party, threatened in writing) against or affecting any Credit Party, any Royalty Interest, or any Project that has had, or would reasonably be expected to have a Material Adverse Effect, or which may affect the legality, validity or enforceability of this Agreement or any other Credit Document. Except as set forth in Schedule 3.5, to the knowledge of each Credit Party, there is no action, suit or proceeding at law or in equity, by or before any Governmental Authority now pending or threatened against or, with direct and specific application, affecting, any Credit Party, the Royalty Interests or any Project, which has had, or would reasonably be expected to have, a Material Adverse Effect, or which may affect the legality, validity or enforceability of this Agreement or any other Credit Document, and no judgments are outstanding which could reasonably be expected to have a Material Adverse Effect.

     Section 3.6 Employee Benefit Plans and Canadian Pension Plans Employee Benefit Plans. Each Employee Benefit Plan established or maintained by the Borrower or any other Credit Party complies, and has been maintained and administered, in all material respects in accordance with applicable Requirements of Law. Each Employee Benefit Plan is fully funded on a going concern basis in accordance with its terms and applicable Requirements of Law, and the present value of all accrued benefits under any such plans do not exceed the value of the assets of such plans allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. No material liability exists with respect to any Employee Benefit Plan that has been terminated.(b) Canadian Pension Plans. Each of the Canadian Pension Plans (if any) is duly registered under the Canadian Income Tax Act and any other applicable Laws which require registration, has been administered in accordance with the Canadian Income Tax Act and such other applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of each of the Credit Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by each of the Credit Parties to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans. None of the Canadian Pension Plans contain or have ever contained a “defined benefit provision”, as that term is defined in subsection 147.1(1) of the Canadian Income Tax Act. Each of the Canadian Pension Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP).
     Section 3.7 Environmental Matters.
     (a) To the knowledge of the Credit Parties, the Projects are owned, leased, developed, operated or otherwise utilized in compliance with all applicable Environmental Laws and Governmental Approvals, in each case except to the extent that the failure to comply with such Environmental Laws or Governmental Approvals has not had, and would not reasonably be expected to have, a Material Adverse Effect.
     (b) No Credit Party has received any written or actual notice of violation, alleged violation, non-compliance, notice of investigation, liability or potential liability regarding Materials of Environmental Concern, compliance with Environmental Laws or other environmental matters with regard to any of the Projects, in each case, except as those that have not had, and would not reasonably be expected to have, a Material Adverse Effect, nor does any Credit Party have knowledge that any such notice will be received or is being threatened.

     (c) No judicial proceeding or governmental or administrative action under any Environmental Law is pending or, to the knowledge of any Credit Party threatened, against any Credit Party, or to the knowledge of any Credit Party is pending against any Project that has had, or would reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Credit Parties, there are no consent decrees or other clean-up orders, mitigation orders, compliance orders, remediation orders, decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Project that have had, or would reasonably be expected to have, a Material Adverse Effect.
     Section 3.8 Purpose of Loan. The proceeds of the Loan shall be used by the Borrower to pay any fees and expenses solely in connection with this Agreement and to fund the Arrangement.
     Section 3.9 Subsidiaries. Set forth on Schedule 3.9 is a complete and accurate list of all Subsidiaries of the Credit Parties as of the Execution Date, and such schedule shall be updated as of the Funding Date to account for the completion of the Arrangement. Information on the attached Schedule includes jurisdiction of incorporation or organization; the number of authorized shares of each class of Capital Stock or other equity interests; the number of outstanding shares of each class of Capital Stock or other equity interests, the owner thereof and the percentage of such ownership; and the number and effect, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than Permitted Liens).
     Section 3.10 Ownership; Insurance.
     (a) Each of the Credit Parties has good, legal and valid title to (or in the case of any leased premises, easement properties or licensed property, valid leasehold, easement or license interests, which are in full force and effect, in) its real property and good title to, or a valid leasehold interest in, its personal property.
     (b) Each of the Credit Parties has and maintains in full force and effect adequate insurance in accordance with Section 6.9 hereof and which insurance is described in full as of the Execution Date on Schedule 6.9.
     Section 3.11 Title to Royalty Interests; Liens. Schedule 1.1(a) sets forth, as of the Execution Date, a complete and accurate listing and description of each Material Royalty, including the Project and the Royalty Interest associated therewith. Schedule 1.1(c) sets forth, as of the Execution Date, a complete and accurate listing of each of the Royalty Interests, other than the Material Royalties. Each Credit Party has good and marketable title to the Material Royalties owned by it, free and clear of any claims or rights of title and free and clear of all Liens except for Permitted Liens; and each Credit Party has good title to the Royalty Interests (other than the Material Royalties) owned by it, free and clear of any claims or rights of title and free and clear of all Liens except for Permitted Liens.

     Section 3.12 Royalty Agreements. Schedule 1.1(a) sets forth a complete and accurate list of all Royalty Agreements of each Credit Party relating to a Material Royalty and in effect as of the Execution Date. Each Royalty Agreement relating to a Material Royalty is (i) a legal, valid and binding obligation of the Credit Party that is a party thereto, and to each Credit Party’s knowledge, each other party thereto, and (ii) other than as set forth in Schedule 3.12, each such Royalty Agreement is, and after giving effect to the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Borrower has delivered or made available to the Administrative Agent a true and complete copy of each Royalty Agreement listed on Schedule 1.1(a). No Credit Party is in breach of or in default under any Royalty Agreement relating to a Material Royalty. As of the Execution Date and since the date thereof, other than as set forth on Schedule 3.12, no Credit Party has made any unresolved allegation that any counterparty to a Material Contract has breached or defaulted under any such agreement in a material respect, except for allegations of breach or default that a Credit Party has diligently pursued and resolved within thirty (30) days of obtaining knowledge thereof and which has not had, and would not reasonably be likely to have, a Material Adverse Effect during such period of time. To the knowledge of each Credit Party, other than as set forth on Schedule 3.12, no counterparty to any Material Contract is in material breach of or in material default of any such Material Contract, except for allegations of breach or default that a Credit Party is diligently pursuing and will resolve within thirty (30) days of obtaining knowledge thereof and which breach or default has not had, and would not reasonably be likely to have, a Material Adverse Effect.
     Section 3.13 Indebtedness. Except as otherwise permitted under Section 7.1, the Credit Parties and their Subsidiaries have no Indebtedness.
     Section 3.14 Taxes. Each of the Credit Parties and their Subsidiaries has filed, or caused to be filed, all Tax returns (federal, provincial, state, local, foreign or otherwise) required to be filed and has paid (a) all amounts of Taxes shown thereon to be due (including interest and penalties) and (b) all other Taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except, in each case, for such Taxes (i) which are not yet delinquent, (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP, or (iii) that arise and become due in jurisdictions outside of the United States, Canada or Mexico and which are not material either individually or in the aggregate. Each Credit Party has established reserves which are reasonably believed by the officers and representatives of such Credit Party to be adequate for the payment of such taxes. None of the Credit Parties is aware of any proposed Taxes or Tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     Section 3.15 No Burdensome Restrictions. None of the Credit Parties or any of its Subsidiaries is a party to any agreement or Instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable Requirement of Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 3.16 Limitations on Incurrence of Indebtedness. No Credit Party is subject to any Requirement of Law limiting its ability to borrow money or to incur or perform the

Obligations or to grant Liens with respect to the Collateral as set forth in the Security Documents.
     Section 3.17 Accuracy and Completeness of Information. No factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. There is no fact now known to any Credit Party or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect.
     Section 3.18 Events of Default. No event has occurred and is continuing, or would result from the incurring of the Obligations by the Borrower under this Agreement, that, individually or in the aggregate, constitute, or could be reasonably expected to constitute, a Default or Event of Default.
     Section 3.19 Material Contracts. Except as set forth in Schedule 3.19 hereto, no Credit Party is a party to any material agreement or Instrument or subject to any charter or other corporate restriction that has had or could reasonably be expected to have a Material Adverse Effect. Each Material Contract of the Credit Parties is, and after giving effect to the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof and no Borrower or Subsidiary thereof has violated in any respect any such Material Contract, the effect of which has had or could reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
COLLATERAL SECURITY
     Section 4.1 Security Documents. As security for the prompt, complete and irrevocable payment and performance of the Obligations, each of the Credit Parties shall, contemporaneously with the execution of this Agreement, grant, execute and deliver, the Security Documents, other than the Chilean Security Documents. The Credit Parties agree to finalize, execute and deliver the Chilean Security Documents in accordance with Section 6.16. The Security Documents create, or in the case of the Chilean Security Documents upon their delivery they will create, valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are, or upon the filing of the appropriate perfection or other administrative action or notices to third parties necessary to perfect such security interests and Liens will be, perfected security interests and Liens, prior to all other Liens, other than Permitted Liens.
     Section 4.2 No Limitation on Application of Security Interest. The Credit Parties agree that notwithstanding any provision of any other Credit Document to the contrary, the Liens created pursuant to the Security Documents shall secure all Obligations. The payment and performance of all Obligations are unconditionally and irrevocably guaranteed by the Guarantors.
     Section 4.3 Maintenance of Security Over Material Royalties. The Credit Parties shall grant, and at all times after the delivery of each applicable Security Document shall maintain, Security Documents satisfactory to the Administrative Agent in its sole discretion over and with respect to the Material Royalties (the “Collateral Requirement”), subject to any release of the RGLD Canada Security Documents pursuant to Section 4.5.
Section 4.4 Perfection and Maintenance of Liens .. Each Credit Party hereby authorizes the Administrative Agent and the other Lenders to file such UCC financing statements, PPSA financing statements and other agreements, documents, registrations, filings or Instruments with such Governmental Authorities in such jurisdictions as it determines to be desirable and to take such other actions as the Administrative Agent or any Lender determine to be necessary or desirable to legalize, authenticate, protect, perfect and maintain the perfection of first priority Liens in the Collateral identified in the Security Documents. The Credit Parties agree to cooperate with the Administrative Agent and the other Lenders in delivering all share certificates and other certificates of Capital Stock pledged pursuant to the Pledge Agreements and in undertaking and completing all recordings, filings, registrations and other actions required in connection with the Security Documents, and each Credit Party further agrees to promptly take all such other actions as the Administrative Agent may reasonably determine to be necessary or appropriate to confirm, perfect, maintain and protect the perfection of the Liens granted by the Security Documents.
     Section 4.5 Release of RGLD Canada Security Documents. Upon the completion of all documents, Instruments, deliveries, and actions set forth in Section 6.16 to the satisfaction of the Administrative Agent in its sole discretion, the Administrative Agent and the Lenders agree that the RGLD Canada Security Documents shall be terminated and RGLD Canada shall be released from its obligations under the Credit Documents as promptly as practicable thereafter, and in connection therewith, the Administrative Agent and the Lenders, at the expense of the Credit Parties, shall execute and deliver such terminations, releases and discharges necessary to evidence such release.
ARTICLE V
CONDITIONS PRECEDENT
     Section 5.1 Conditions to Closing. This Agreement shall become effective upon the satisfaction of the following conditions precedent:
     (a) Execution of Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, (ii) the Note, (iii) counterparts to each Security Document (other than the Chilean Security Documents, which shall be delivered to the Administrative Agent as set forth in Section 6.16), and (iv) counterparts to each other Credit Document, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance reasonably satisfactory to the Lenders.

     (b) Authority Documents. The Administrative Agent shall have received a certificate from the secretary of each Credit Party substantially in the form of Exhibit G attached hereto, together with certified copies of each of the following attachments:
          (i) Articles of Incorporation/Charter Documents. Copies of the articles of incorporation or other charter documents, as applicable, of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its incorporation;
          (ii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of such Credit Party;
          (iii) Resolutions. Copies of resolutions of the board of directors of such Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof;
          (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of such Credit Party; and
          (v) Incumbency. Incumbency signatures of appropriate officers of such Credit Party, including each officer executing a Credit Document.
     (c) Officer’s Certificates. The Administrative Agent shall have received a certificate dated as of the Execution Date executed by a Responsible Officer of each of the Credit Parties, substantially in the form of Exhibit H hereto stating that (i) except as set forth on Schedule 3.5, there is no pending or, to the knowledge of any Credit Party threatened, litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, or any Royalty Interest or Project, which has had, or would reasonably be expected to have, a Material Adverse Effect, or which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the date thereof and (ii) immediately after giving effect to this Agreement, the other Credit Documents and all the transactions contemplated therein, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) the Credit Parties are in compliance with each of the financial covenants set forth in Section 6.15.
     (d) Compliance Certificate. The Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating compliance with the financial covenants contained in Section 6.15 by calculation thereof as of the end of the most recently completed fiscal quarter.
     (e) Legal Opinions of Counsel. The Administrative Agent shall have received the opinions of legal counsel (including local counsel to the extent required by the Administrative

Agent) for the Credit Parties as the as the Administrative Agent may require, dated the Execution Date and addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent.
     (f) Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
          (i) searches of all Lien filings, registrations and records deemed necessary by the Administrative Agent, and copies of any documents, filings and Instruments on file in such jurisdictions;
          (ii) all financing statements, registrations, filings or other Instruments for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral (other than with respect to the Chilean Security Documents, which shall be delivered to the Administrative Agent in accordance with Section 6.16);
          (iii) all stock or membership certificates evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreements (other than with respect to the Chilean Security Documents, which shall be delivered to the Administrative Agent in accordance with Section 6.16), together with duly executed in blank, undated stock or transfer powers attached thereto; and
          (iv) such other duly executed agreements, consents, notices or Instruments as are necessary, in the Administrative Agent’s sole discretion, to formalize, legalize, protect and perfect the Administrative Agent’s security interest in the Collateral (other than with respect to the Chilean Security Documents, which shall be delivered to the Administrative Agent in accordance with Section 6.16).
     (g) Liability and Casualty Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth herein or in the Security Documents.
     (h) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.4.
     (i) Consents. The Administrative Agent shall have received evidence that all shareholder, board of director and third party consents and approvals (including consents and approvals of any Governmental Authority) necessary in connection with the financings and other transactions contemplated hereby have been obtained.
     (j) Material Adverse Effect. No material adverse change shall have occurred since June 30, 2009 in the business, properties, operations or financial condition of the Credit Parties and their Subsidiaries taken as a whole.
     (k) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan.

     (l) Additional Matters. Such other approvals, opinions, documents or Instruments as the Administrative Agent may reasonably request, and all documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
     Section 5.2 Conditions to Funding. The obligation of each Lender to Advance its Committed Percentage of the Loan hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Loan:
     (a) Notice of Borrowing; Satisfaction of all Conditions. The Borrower shall have delivered an executed Notice of Borrowing, and all of the conditions set forth in Section 5.1 shall have been, and shall remain, satisfied, and the Borrower shall have certified the satisfaction of all conditions precedent set forth in this Article V by the delivery of such Notice of Borrowing.
     (b) Officer’s Certificates. The Administrative Agent shall have received a certificate executed by a Responsible Officer of each of the Credit Parties, substantially in the form of Exhibit H hereto, dated as of the Funding Date stating that (i) except as set forth on Schedule 3.5, there is no pending or, to the knowledge of any Credit Party threatened, litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, or any Royalty Interest or Project, which has had, or would reasonably be expected to have, a Material Adverse Effect, or which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the other Credit Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the date thereof and (ii) immediately after giving effect to this Agreement, the other Credit Documents, the Plan of Arrangement and all the transactions contemplated therein, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, as if made on and as the Funding Date, after giving effect to the Updated Schedules attached thereto, and (C) the Credit Parties are in compliance with each of the financial covenants set forth in Section 6.15.
     (c) Compliance Certificate. The Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating compliance with the financial covenants contained in Section 6.15 by calculation thereof as of the end of the most recently completed fiscal quarter.
     (d) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Loan, after giving effect to the Arrangement, as if made on and as of such date.
     (e) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Loan.

ARTICLE VI
AFFIRMATIVE COVENANTS
     The Credit Parties hereby covenant and agree that on the Execution Date, and thereafter for so long as this Agreement is in effect and until all the Obligations owing to the Administrative Agent or any Lender hereunder, are irrevocably paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries to:
     Section 6.1 Financial Statements and Information. Furnish to the Administrative Agent:
     (a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year, a copy of the Consolidated Royal Gold balance sheet as at the end of such fiscal year and the related Consolidated Royal Gold statements of income and retained earnings and of cash flows for such year, which shall be audited by a firm of independent certified public accountants of recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;
     (b) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year, a copy of the Consolidated Royal Gold balance sheet as at the end of such period and related Consolidated Royal Gold statements of income and retained earnings and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments);
     (c) Financial Statement Standards. All financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the lack of footnotes) and prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3;
     (d) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b) above, a certificate of a Responsible Officer of each Borrower substantially in the form of Exhibit I, (i) demonstrating compliance with the financial covenants contained in Section 6.15 by calculation thereof as of the end of each such fiscal period, and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto; and

     (e) Other Information. Each Credit Party shall deliver to the Administrative Agent such other information (in form reasonably acceptable to the Administrative Agent) regarding the conditions or operations, financial or otherwise, of each Credit Party, the Royalty Interests, the Projects, the Project Properties or any other properties or activities of a Credit Party as the Administrative Agent may reasonably request from time to time to the extent such information is in the possession or control of a Credit Party and not subject to confidentiality restrictions that prevent the Borrower’s disclosure thereof.
     Section 6.2 Notices. Promptly provide written notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:
     (a) the occurrence of any Default or Event of Default, which notice shall be provided in any event within two (2) Business Days after any Credit Party knows or has reason to know thereof;
     (b) the occurrence of any default or event of default known to a Credit Party under any Material Contract of any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of Two Million Dollars ($2,000,000);
     (c) any litigation, lawsuit, action, claim or dispute, or any investigation or proceeding known to any Credit Party, (i) affecting any Credit Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of Two Million Dollars ($2,000,000), (ii) affecting or with respect to this Agreement or any other Credit Document or (iii) involving an environmental claim or potential liability of any Credit Party or any of its Subsidiaries under Environmental Laws in excess of Two Million Dollars ($2,000,000);
     (d) any loss or damage to the Collateral in excess of One Million Dollars ($1,000,000), exclusive of diminution in value caused solely by changes in the price of any Metal from time to time;
     (e) the consummation by any Credit Party of any purchase or acquisition transaction involving a Royalty Interest with a value in excess of Ten Million Dollars ($10,000,000), whether a new Royalty Interest or an addition to or increase in an existing Royalty Interest;
     (f) any acquisition of an additional interest in a Project that is subject to a Material Royalty;
     (g) every notice, and the contents thereof, received by a Borrower in relation to any renewal of any rights with respect to, or having a material adverse effect upon any Material Royalty or associated Project, including notices pertaining to the loss of or a failure to obtain or a failure to be able to renew such interest in a material part of such Project, together with a copy of such notice if in writing;
     (h) every default or other adverse claim or demand made by any Person which would, if successful, constitute a Material Adverse Effect;

     (i) every press release issued by a Credit Party together with a copy of such press release, and any other occurrence, matter, event or thing (other than changes in the price of Gold or other Metals) constituting a Material Adverse Effect, together with a reasonably detailed explanation of such other occurrence, matter, event or thing;
     (j) each material memorandum, letter or report received by a Credit Party from any Project Manager concerning any Material Royalty or associated Project, including (to the extent received by a Borrower and not subject to confidentiality restrictions that prevent such Credit Party from disclosure thereof) the annual strategic business plan and all reserve, mine plan and/or operating reports received by a Credit Party with respect to a Project that is subject to a Material Royalty, together with a copy of such plans and reports;
     (k) any notice of any material violation of or material noncompliance by any Credit Party or any Subsidiary thereof with any Requirement of Law received by any Credit Party from any Governmental Authority;
     (l) any amendment or waiver of, or any notice of default or event of default with respect to, the Revolving Credit Agreement;
     (m) promptly after a Responsible Officer of a Credit Party obtains knowledge thereof, any attachment, judgment, Lien, levy or order exceeding Two Million Dollars ($2,000,000) that is, or is reasonably likely to be, assessed against any Credit Party other than Permitted Liens; and
     (n) promptly after a Responsible Officer of a Credit Party obtains knowledge thereof, any other development, occurrence or event (other than changes in the price of Gold or other Metals) which could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.2 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto, if any. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof. For so long as the Administrative Agent and the “Administrative Agent” (as defined in the Revolving Credit Agreement) shall be the same financial institution or servicer, a notice under this Section 6.2 shall constitute notice under Section 6.2 of the Revolving Credit Agreement and a notice under Section 6.2 of the Revolving Credit Agreement shall constitute notice under this Section 6.2.
     Section 6.3 Payment of Taxes and Other Obligations. Each Credit Party and its Subsidiaries shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes in the United States and Canada, all its material Taxes in all jurisdictions other than the United States and Canada, and all other material obligations and liabilities of whatever nature which, in each of the foregoing cases, if unpaid, could become a Lien upon the Collateral, and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such Taxes, obligations and liabilities. Each Credit Party shall have the right, however, to contest in good faith the validity or amount of any such Taxes by proper proceedings timely instituted, and may permit the Taxes so contested to remain unpaid during the period of such contest if: (a) it diligently prosecutes such contest, (b) it sets aside on its books adequate reserves in conformity with GAAP with respect to the contested items, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, (d) such contest does not involve any material risk of the sale, forfeiture or loss of any part of the Collateral and provided such non-payment is permitted by the appropriate taxing legislation. Each Credit Party shall promptly pay or cause to be paid any valid final judgment enforcing any such taxes and cause the same to be satisfied of record.
     Section 6.4 Payment of Indebtedness. Except as would not constitute a Default or an Event of Default pursuant to Section 8.1(d), each Credit Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Indebtedness and other material obligations of whatever nature, except for any Indebtedness or other material obligations which are being contested in good faith and by appropriate proceedings if (a) reserves in conformity with GAAP with respect thereto are maintained on its books, and (b) such contest does not involve any material risk of the sale, forfeiture or loss of any part of the Collateral.
     Section 6.5 Conduct of Business and Maintenance of Existence. Each Credit Party shall continue to engage in business of the same general type as conducted by it on the Execution Date; preserve, renew and keep in full force and effect its existence and good standing in its jurisdiction of organization and each other jurisdiction where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Material Contracts except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 6.6 Maintenance of Royalty Interests and Defend Title. Each Credit Party shall, at its own cost and expense, maintain, warrant and defend the title to the Material Royalties and the other Collateral against the claims and demands of all Persons whomsoever, except as permitted in writing by the Administrative Agent.
     Section 6.7 Maintenance of Liens. Each Credit Party shall take all action required or desirable to maintain and preserve the Liens of the Administrative Agent on the Collateral and, to the extent required under each Security Document, the first priority thereof. Each Credit Party, at no cost to the Administrative Agent or any Lender, shall from time to time execute, deliver, file and record, and each Credit Party authorizes the Administrative Agent to file and record, any and all further Instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) reasonably requested by the Administrative Agent for such purposes, including such as may be necessary to include within the Collateral (a) any additional real property interests or other increase in the Material Royalties and (b) any other or additional Royalty Interests included or added as a Material Royalty.
     Section 6.8 Maintenance and Perfection of Pledged Assets. Each Credit Party shall, and shall cause each of its Subsidiaries to, cause 100% of the Capital Stock of each company pledged as security for the Obligations to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security

Documents or such other security documents as the Administrative Agent shall reasonably request, including the delivery of all share certificates therefor.
     Section 6.9 Insurance. Maintain with financially sound and reputable insurance companies (i) insurance on all its property (including without limitation its tangible Collateral) insuring against at least such risks as are usually insured against in the same or a similar business and as required by Requirements of Law and (ii) liability insurance covering at least such risks as are usually insured against in the same or a similar business and as required by Requirements of Law; and furnish to the Administrative Agent, upon request, full information as to the insurance carried. The present insurance coverage of the Credit Parties as of the Execution Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.9. Upon the request of the Administrative Agent from time to time, each Credit Party shall deliver to the Administrative Agent evidence of the insurance then in effect, including a detailed list of such insurance containing the information set forth on Schedule 6.9.
     Section 6.10 Inspection of Property; Books and Records; Discussions.
     (a) Keep proper books of records and accounts in which full, true, correct and complete entries shall be made of all dealings and transactions in relation to its businesses and activities, such entries to be in conformity with GAAP and all Requirements of Law.
     (b) Permit, during normal business hours and upon reasonable notice, the Administrative Agent, any Lender or any agent or representative of the foregoing to examine the books of record and accounts, to visit, examine and inspect the properties of the Credit Parties, to examine and make abstracts from any of the books and records of the Credit Parties and their Subsidiaries and to discuss the affairs, finances and accounts of each Credit Party with such Credit Party’s principal officers, engineers, technical staff and independent accountants, at such intervals as the Administrative Agent may desire; provided, however, that (1) the Administrative Agent, the Lenders and their agents and representatives shall provide such Credit Party with at least five (5) Business Days’ notice of any visit and shall use commercially reasonable efforts not to disrupt such Credit Party’s business during any such visits, and (2) so long as no Event of Default shall have occurred and be continuing, the Credit Parties shall not be responsible for the cost and expense of any visit or inspection to a Project or more than one visit or inspection per calendar year in the aggregate by the Administrative Agent and the Lenders. Upon any request by the Administrative Agent to visit and inspect any Project associated with a Material Royalty, each Credit Party will use commercially reasonable efforts to make arrangements with the Project Manager for such a visit to and inspection of such Project Property by the Administrative Agent or its agents or representatives (it being understood that any such inspection or visit shall be (1) at the risk of the Administrative Agent and the Lenders, as applicable, and (2) subject to all limitations applicable to inspections of or visits to such Projects by the Credit Parties).
     Section 6.11 Compliance with Law. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all Requirements of Law, including Environmental Laws and Governmental Approvals, applicable to it and its property, except where any noncompliance or violation has not had, and could not reasonably be expected to have, a Material Adverse Effect.

     Section 6.12 Environmental Laws. Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective Affiliates, employees, agents, consultants, representatives, officers, managers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to or associated with the violation of, noncompliance with or investigation, liability, claim, lawsuit, failure or action under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or to the Properties or the Projects, or any orders, requirements, remediation, reclamation, settlements, response or demands of Governmental Authorities related thereto, or with respect to the release, presence, handling or disposal of Materials of Environmental Concern at any Property or Project, including reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of (i) the gross negligence or willful misconduct of the party seeking indemnification therefor as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) any other loan facility or other interest in the Properties or the Projects not attributable to this Agreement or the other Credit Documents. The agreements in this paragraph shall survive repayment of the Obligations.
     Section 6.13 Compliance with Employment Laws Each Credit Party shall (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Plans, and with Chilean Decree Law 3.500 when applicable, (b) not take any action or fail to take any action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code, (d) operate each Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Plan as may be reasonably requested by the Administrative Agent.
     Section 6.14 Further Assurances. Each Credit Party shall execute, acknowledge and deliver to the Administrative Agent such other and further documents and Instruments and do or cause to be done such other acts as the Administrative Agent reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Administrative Agent and the Lenders hereunder, promptly upon request of the Administrative Agent, including the execution and delivery of any and all documents which are necessary or advisable to create, protect or maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on all Collateral of the Credit Parties as may be required by this Agreement or any Security Document that are duly perfected in accordance with all applicable Requirements of Law.
     Section 6.15 Financial Covenants. The Credit Parties shall at all times maintain and comply with the following financial covenants:
     (a) Leverage Ratio. The Leverage Ratio shall be less than or equal to 3.0 to 1.0.
     (b) Consolidated Net Worth. A Consolidated Net Worth of not less than an amount equal to (i) 80% multiplied by (ii) the sum of (A) $480,782,000, plus (B) 50% of the cumulative positive quarterly net income for the period beginning July 1, 2008 and ending with the most recently completed fiscal quarter for which financial statements have been provided pursuant to Section 6.1(b).
     (c) Interest Coverage Ratio. The Interest Coverage Ratio shall be greater than 3.0 to 1.0.
     (d) Current Ratio. The Current Ratio shall be (i) for the periods ending March 31, 2010 and June 30, 2010, greater than or equal to 1.0 to 1.0; and (ii) at all times thereafter, greater than or equal to 1.5 to 1.0.
     Section 6.16 Chilean Security Documents. The Credit Parties shall use their commercially reasonable efforts to finalize, execute and deliver to the Administrative Agent the Chilean Security Documents, in form and content satisfactory to the Administrative Agent, as promptly as practicable after the Execution Date, including: (i) counterparts of each Pledge Agreement and Security Agreement executed by the appropriate Credit Party as a notarial deed, to be delivered as promptly as practicable and in any event by not later than March 31, 2010; (ii) signed and notarized Security Documents as filed, registered, or recorded with each appropriate Governmental Authority as may be required or desirable for the attachment, validity, formalization, perfection or enforceability of such Security Document, together with the delivery of any notices in connection therewith, with delivery of the foregoing to be completed as promptly as practicable and in any event by not later than April 30, 2010; (iii) a signed security legal opinion from legal counsel to the Credit Parties, in form and content acceptable to the Administrative Agent, confirming the completion and perfection in favor of the Administrative Agent of fully registered, enforceable first priority Liens on the Material Royalties owned by RG Chile and on the other property rights and interests of each Credit Party that are subject to the Chilean Security Documents, with delivery of the foregoing to be completed as promptly as practicable and in any event by not later than April 30, 2010; and (iv) such other duly executed and notarized agreements, consents, notices, documents, opinions or Instruments as are necessary, in the Administrative Agent’s sole discretion, to formalize, legalize, protect and perfect the Administrative Agent’s fully enforceable, first priority security interest in the Collateral identified in the Chilean Security Documents, and all documents and legal matters in connection with the Chilean Security Documents shall be satisfactory in form and substance to the Administrative Agent and its counsel.
ARTICLE VII
NEGATIVE COVENANTS
     The Credit Parties hereby covenant and agree that on the Execution Date, and thereafter for so long as this Agreement is in effect and until all the Obligations owing to the Administrative Agent or any Lender hereunder, are irrevocably paid in full, that:
     Section 7.1 Indebtedness. Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except, to the extent that none of the following, individually or in the aggregate, would create or result in a breach of the Leverage Ratio:

     (a) Indebtedness arising or existing under this Agreement and the other Credit Documents;
     (b) Indebtedness existing as of the Execution Date as referenced in the financial statements referenced in Section 3.3 (and set out more specifically in Schedule 7.1 hereto) together with any refinancings or replacements thereof that do not increase the principal amount thereof;
     (c) Indebtedness incurred after the Execution Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price of furniture, fixtures and equipment provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such furniture, fixtures and equipment; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed One Million Dollars ($1,000,000) at any time outstanding and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;
     (d) Unsecured intercompany Indebtedness between any Credit Parties, between Subsidiaries of the Credit Parties or between any Credit Party and a Subsidiary thereof, including the RG Barbados Subordinated Loan, so long as the Subordination Agreement remains in effect, and the RGLD Canada Intercompany Loan; provided that any such Indebtedness owing by a Credit Party to a Subsidiary shall be fully subordinated to the Obligations hereunder on terms and conditions satisfactory to the Required Lenders;
     (e) Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated business risks and not for speculative purposes; provided, that at all times no such Hedging Agreement requires a Credit Party or a Subsidiary to post collateral or margin to secure its obligations under such Hedging Agreement;
     (f) Indebtedness in respect of Guaranty Obligations to the extent permitted under Section 7.3;
     (g) Unsecured Indebtedness issued and owed by a Credit Party or any Subsidiary in an aggregate amount not to exceed Five Million Dollars ($5,000,000) at any time;
     (h) Indebtedness arising or existing under the Revolving Credit Agreement;
     (i) Indebtedness of any Credit Party that is subordinated to the Obligations; provided, however, that (i) the subordination of such Indebtedness is pursuant to a written subordination agreement satisfactory to the Required Lenders in their sole discretion, (ii) the terms, conditions and amount of any such subordinated Indebtedness shall be satisfactory to the Required Lenders in their sole discretion, (iii) the stated maturity date or mandatory redemption date of such subordinated Indebtedness shall not be prior to the Maturity Date, including as such Maturity Date may be extended pursuant to the terms of this Agreement, and (iv) immediately prior to and immediately after giving pro forma effect to the full amount of such subordinated Indebtedness, no Default or Event of Default shall occur hereunder (“Permitted Subordinated Indebtedness”); and

     (j) effective as of the Arrangement Closing Date, Indebtedness arising or existing under the Indenture; provided that the principal amount outstanding thereunder shall not be increased from the amount outstanding as of the Execution Date and no Credit Party or any Subsidiary of any Credit Party shall become liable or obligated with respect to such Indebtedness (other than those Persons currently obligated thereunder that become a Subsidiary upon the closing of the Arrangement).
     Section 7.2 Liens. Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, contract, create, incur, assume, permit or suffer to exist, or agree to grant or create, any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), including the Royalty Interests or any Collateral, whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 7.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the benefit of the Lenders, to the extent such a Lien has not already been granted to the Administrative Agent.
     Section 7.3 Guaranty Obligations. The Credit Parties will not, directly or indirectly, enter into or otherwise become or be liable in respect of any Guaranty Obligations other than (a) those in favor of the Administrative Agent or the Lenders in connection herewith, and (b) Guaranty Obligations by the Credit Parties and their Subsidiaries with respect to Indebtedness permitted under Section 7.1 (except, as regards Indebtedness under subsection (b) thereof, only if and to the extent such Indebtedness was guaranteed on the Execution Date).
     Section 7.4 Nature of Business. Each of the Credit Parties will not, nor will it permit any Subsidiary to, engage in any business activities or operations substantially different from the business of ownership of non-executory interests in mining properties or capital stock of companies in the mining sector and activities and operations reasonably related thereto; provided, however, that the Credit Parties shall be permitted to enter into exploration agreements with respect to mining properties owned by it and into joint venture agreements or other similar business arrangements pursuant to which its executory or ownership interests are convertible into Royalties.
     Section 7.5 Dissolution or Sale of Assets. Each of the Credit Parties will not, nor will it permit any Subsidiary to (whether in one transaction or in a series of transactions and whether directly or indirectly): (a) dissolve, liquidate or wind up its affairs, except for the dissolution, liquidation or winding up of the affairs of any Non-Credit Party at such time as such Non-Credit Party has no material assets; provided that the Credit Parties have provided advance written notice thereof to the Administrative Agent; or (b) sell, assign, transfer, lease to a third party or otherwise dispose of its business or assets as a whole or in an amount which constitutes a substantial portion thereof, except with respect to any Non-Credit Party that has no material assets, which shall be permitted so long as no Default or Event of Default has occurred and is continuing, or would otherwise occur as a result of such action; provided that the Credit Parties have provided advance written notice thereof to the Administrative Agent; or (c) sell, assign, transfer, lease to a third party or otherwise dispose of any material property or asset, including any Royalty Interest or Non-Credit Party Royalty Interest, equity interests of any Non-Credit Party or any portion of the foregoing; or (d) agree to do any of the foregoing at a future time;

except, in the case of clause (c), a Credit Party or Non-Credit Party shall be permitted to undertake the following actions so long as no Default or Event of Default has occurred and is continuing, or would occur as a result of such action:
     (i) the sale, assignment, lease, transfer or other disposition in the ordinary course of business of (A) inventory or property that has become obsolete or worn out or no longer used in the conduct of business, (B) Non-Credit Party Royalty Interests and Royalty Interests (other than Material Royalties) in respect of Metals other than precious Metals, (C) Non-Credit Party Royalty Interests and Royalty Interests (other than Material Royalties) in respect of precious Metals in an aggregate amount not to exceed Five Million Dollars ($5,000,000) in the aggregate in any calendar year, (D) the proceeds of the Loan in accordance with Section 3.8, (E) the assets set forth on Schedule 7.5, or (f) other assets not constituting Royalty Interests or Non-Credit Party Royalty Interests in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any calendar year;
     (ii) the swap or exchange of any Non-Credit Party Royalty Interest or Royalty Interest not constituting a Material Royalty for another Non-Credit Party Royalty Interest or Royalty Interest of at least reasonably equivalent value, as determined by the Board of Directors of Royal Gold and approved in writing by the Administrative Agent (or, to the extent that the Non-Credit Party Royalty Interest or Royalty Interest to be acquired is less than reasonably equivalent value, such swap or exchange shall be permitted if the net disposition amount would be permitted pursuant to the immediately preceding clause (i)); or
     (iii) the sale, assignment, lease or transfer of property or assets, other than a Material Royalty, to a Credit Party.
     Section 7.6 Mergers. Each of the Credit Parties will not, nor will it permit any Subsidiary to, (whether in one transaction or in a series of transactions and whether directly or indirectly): (a) enter into any transaction of amalgamation, merger, consolidation, partnership, joint venture or other combination where such combination involves a contribution by a Credit Party or a Subsidiary thereof of all or a substantial portion of its assets, except, in each case, for (i) the Arrangement and (ii) the amalgamation, merger or consolidation of a Credit Party or a Subsidiary thereof with and into another Credit Party or the amalgamation, merger or consolidation of any Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party; provided that if a Borrower is a party thereto, such Borrower will be the surviving corporation, or (b) agree to do any of the foregoing at a future time.
     Section 7.7 Advances and Loans. Each of the Credit Parties will not, nor will it permit any Subsidiary to, lend money or extend credit or make advances (collectively, “Debt Investments”) to any Person except for: (a) receivables owing to any Credit Party or any of its Subsidiaries, and advances to suppliers and other extensions of trade credit, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (b) intercompany Debt Investments permitted pursuant to Section 7.1(d); (c) non-cash consideration received in connection with sales of property or assets permitted under Section 7.5; (d) Debt Investments existing as of the Execution Date as set forth on Schedule 7.7; (e) purchases and investments made in connection with the creation, development, acquisition or other investment in any Non-Credit Party Royalty Interests or Royalty Interest; (f) Debt Investments to employees of the Credit Parties or any Subsidiary to finance travel, entertainment and relocation expenses and other ordinary business purposes; (g) customary deposits in connection with operating leases and good faith deposits made in connection with an acquisition otherwise permitted hereunder; (h) Cash Equivalents; (i) Guaranty Obligations otherwise permitted hereunder; and (j) advances of the proceeds of the Loan and other cash necessary to consummate the Arrangement. For clarity, the requirements of this Section 7.7 shall not limit the ability of the Credit Parties or any Subsidiary thereof to make equity investments in or to invest in Royalty Interests.
     Section 7.8 Transactions with Affiliates. Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate that is not a Credit Party or Subsidiary thereof other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, except for (a) dividends and distributions to shareholders otherwise permitted hereunder, (b) expense reimbursement and reasonable salaries and other reasonable director or employee compensation to officers and directors of the Credit Parties and their Subsidiaries, and (c) advances or extensions of credit of the proceeds of the Loan and other cash necessary to consummate the Arrangement.
     Section 7.9 Organizational Documents. Each of the Credit Parties will not, nor will they permit any of its Subsidiaries to, amend, modify or change their articles of incorporation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) in any material respect.
     Section 7.10 Modification of Material Agreements. Each of the Credit Parties will not, nor will it permit any of its Subsidiaries to, without the approval of the Administrative Agent, modify or amend any agreement pertaining to a Material Royalty, any Material Contract or any confidentiality agreements or provisions to which a Credit Party is a party or otherwise subject in connection with a Material Royalty or a Material Contract if such modification or amendment would be adverse to the Lenders in any material respect. With respect to any confidentiality agreement that any Credit Party may execute with respect to (i) any existing agreement pertaining to a Material Royalty or a Project related thereto, or (ii) any Royalty Interest or the Project associated with such Royalty Interest acquired after the date hereof with the proceeds of the Loan, such Credit Party shall use commercially reasonable efforts to include appropriate provisions in such confidentiality agreement authorizing the Credit Parties to provide to the Administrative Agent and the Lenders information obtained by such Credit Party pursuant to such confidentiality agreement.
     Section 7.11 Limitation on Restricted Actions. Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents, except (in respect of any of the matters referred to in clauses (a)-(e) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) pursuant to any document or Instrument governing Indebtedness permitted by Section 7.1(c), (h) or (j), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or Instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary restrictions on the assignment of or granting of a Lien on a particular lease, sublease, license or contract set forth in such lease, sublease, license or contract entered into in the ordinary course of business, (vi) restrictions on the pledge of interests in or assets of joint ventures contained in the applicable joint venture agreement, (vii) customary restrictions and conditions relating to a disposition of property or assets permitted hereunder pending the consummation of such disposition, and (viii) the Revolving Credit Agreement.
     Section 7.12 Maintenance of Material Royalties. Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into any agreement or undertaking, or otherwise act to sell, assign, transfer or create or suffer the creation of rights of any Person other than a Credit Party or the Administrative Agent or the Lenders in or with respect to a Material Royalty or any Metals accruing to the account of a Credit Party pursuant thereto.
     Section 7.13 Canadian Pension Plans. Each Credit Party shall not:
     (a) terminate, or permit any other Credit Party to terminate, any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan which could reasonably be expected to result in any material liability of a Credit Party;
     (b) fail to make, or permit any other Credit Party to fail to make, full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, any agreement relating thereto or applicable Law, the Borrower or any other Credit Party is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect,
     (c) permit to exist, or allow any other Credit Party to permit to exist, any accumulated funding deficiency, whether or not waived, with respect to any Canadian Pension Plan in an amount which could reasonably be expected to have a Material Adverse Effect;
     (d) contribute to or assume an obligation to contribute to, or permit any other Credit Party to contribute to or assume an obligation to contribute to, any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario), unless such contribution is required to be made by a Requirement of Law;
     (e) acquire, or permit any other Credit Party to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario); provided that, any Credit Party may acquire an interest in any such Person if such Person is acquired as a Permitted Acquisition and no Credit Party has any legal liability to perform such Person’s obligations or assume such Person’s liabilities; or
     (f) permit, or allow any other Credit Party to permit, the actuarial present value of the benefit liabilities (computed on an accumulated benefit obligation basis in accordance with GAAP) under all Canadian Pension Plans in the aggregate to exceed the current value of the assets of all Canadian Pension Plans in the aggregate that are allocable to such benefit liabilities, in each case only to the extent such liabilities and assets relate to benefits to be paid to employees of the Credit Parties, by an amount that could reasonably be expected to cause a Material Adverse Effect.
     Section 7.14 No Further Negative Pledges. Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security to secure obligations under such agreement if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to any document or Instrument governing Indebtedness incurred pursuant to Section 7.1(c), (h) or (j), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (c) in connection with any Permitted Lien or any document or Instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (d) customary restrictions on the assignment of or granting of a lien on a particular lease, sublease, license or contract set forth in such lease, sublease, license or contract entered into in the ordinary course of business, (e) restrictions on the pledge of interests in or assets of joint ventures contained in the applicable joint venture agreement, (f) customary restrictions and conditions relating to a disposition of property or assets permitted hereunder pending the consummation of such disposition, and (g) the Revolving Credit Agreement.
     Section 7.15 No Prepayment of Permitted Subordinated Indebtedness. To the extent that any Borrower has incurred Permitted Subordinated Indebtedness in accordance with Section 7.1(i) hereof, such Borrower shall pay such Permitted Subordinated Indebtedness only in accordance with the terms thereof and shall not (i) voluntarily prepay any principal of or interest on any such Permitted Subordinated Indebtedness, (ii) use proceeds from the Loan to make any payment or prepayment of principal of or interest on, or to create a sinking fund payment in respect of, any such Permitted Subordinated Indebtedness, or (iii) pay, prepay, redeem or purchase or deposit funds or property for the payment, prepayment, redemption or purchase of Permitted Subordinated Indebtedness, except, in each case, for regularly scheduled interest payments on the Permitted Subordinated Indebtedness made in compliance with the subordination terms thereof. The Borrower shall not make any payment on any Permitted Subordinated Indebtedness if such payment would violate the subordination provisions thereof or result in a Default or Event of Default hereunder.
     Section 7.16 Restrictive and Inconsistent Agreements. Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into any agreement, Instrument or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by such Credit Party of the Obligations or its obligations under any Royalty Agreement.

ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Any Borrower shall fail to pay (i) any principal on the Loan when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof, or (ii) within five (5) Business Days of the date when due, any interest, costs, fees or any other Obligation or other amount payable hereunder or under any Credit Document when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder; or
     (b) Any representation or warranty of a Credit Party made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial statement furnished at any time under or in connection with this Agreement provided by a Responsible Officer shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or
     (c) Any Credit Party shall fail to observe, perform or comply with any covenant contained in this Agreement (other than the covenants referred to in paragraph (a) above) and such Credit Party shall have not remedied such default within ten (10) days after written notice of such default has been given by the Administrative Agent to the Borrower; or
     (d) A default shall occur under any Credit Document, any Royalty Agreement pertaining to a Material Royalty or any agreement pertaining to Indebtedness permitted hereunder; or any Credit Party or any Subsidiary thereof shall fail to pay any Indebtedness with a value, individually or in the aggregate, in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) (excluding Indebtedness evidenced by the Note) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the Instrument relating to such Indebtedness; or any other default under any Instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such Instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or, other than as described in this Agreement, any Credit Party shall default or fail to perform under any Credit Document and such Credit Party shall have not remedied such default within ten (10) days after written notice of such default has been given by the Administrative Agent to the Borrower; or
     (e) An “Event of Default” (as defined in the Revolving Credit Agreement) shall occur and be continuing under the Revolving Credit Agreement;
     (f) (i) Any Credit Party or any of its Subsidiaries shall initiate or commence any case, proceeding or other action (A) under any existing or future Bankruptcy Law or at common law or in equity, or otherwise seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compromise, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) any Canadian Credit Party shall commit an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act; or (iii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above (including without limitation any petition or application being filed or made or other proceeding instituted against such Credit Party seeking a receiving order under the Bankruptcy and Insolvency Act (Canada) which (A) results in the entry of an order for relief or any such adjudication or appointment; (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or C) in respect of which such Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding; or (iv) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or iv) any Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii), or (iv) above; or (vi) any Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) One or more judgments, orders, decrees or arbitration awards shall be entered against any Credit Party or any Subsidiary thereof involving in the aggregate a liability (to the extent not covered by third-party insurance with respect to which coverage has not been disputed by the insurer) of Two Million Five Hundred Thousand Dollars ($2,500,000) or more, and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof, or any injunction, temporary restraining order or similar decree shall be issued against any Credit Party, any of its Subsidiaries or any of their respective Properties or Projects that could reasonably be expected to result in a Material Adverse Effect; or
     (h) Any involuntary Lien or Liens for amounts then due in the aggregate sum of Two Hundred Fifty Thousand Dollars ($250,000) or more, of any kind or character (other than Permitted Liens) shall attach to any assets or property of any Credit Party if such Lien or Liens are not discharged or bonded pending proceedings to release such Lien or Liens within sixty (60) days after the date of attachment or unless such Lien or Liens are being contested in good faith; or
     (i) An Expropriation Event occurs with respect to any Material Royalty or a Material Royalty is sold under threat of such taking, or possession of any material portion of a Project Property pertaining to a Material Royalty is taken through exercise of such power; or

     (j) Any Governmental Authority shall commence an investigation or take any action with respect to any Credit Party or any Project or the Collateral, which would result in a Material Adverse Effect on any Credit Party, unless such action is set aside, dismissed or withdrawn within ninety (90) days of its institution or such action is being contested in good faith and its effect is stayed during such contest; or
     (k) There shall exist a defect or deficiency in title to any Royalty Interest or the Project Properties (other than Permitted Liens) which results in a Material Adverse Effect, and the Credit Parties have not remedied such defect or deficiency within ten (10) days after written notice of default has been given to the Borrower by the Administrative Agent or any Lender; or
     (l) Any Lien established or purported to be established by the Security Documents shall fail to constitute a valid and effective Lien in the Collateral described therein, perfected and with first priority to the extent required by this Agreement or the Security Document related thereto, or any Credit Party shall so state in writing, and the Credit Parties have not remedied such default within ten (10) days after written notice of default has been given to the Borrower by the Administrative Agent or any Lender; or
     (m) There shall occur a Change of Control; or
     (n) A Guaranty or any provision thereof for any reason shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under any Guaranty; or
     (o) Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby in any material respect (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive).
     Section 8.2 Acceleration; Remedies. Upon the occurrence and during the continuation of an Event of Default, then, (a) if such event is an Event of Default specified in Section 8.1(f) above, automatically the Loan (with accrued interest thereon), and all other Obligations under the Credit Documents shall immediately become due and payable, without notice from the Administrative Agent or any Lender, and (b) if such event is any other Event of Default, any of the following actions may be taken: with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, (i) by notice of default to the Borrower, declare the Loan (with accrued interest thereon) and all other Obligations under the Credit Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (ii) hire, at the expense of the Credit Parties, one or more Independent Engineers or other consultants, and the Credit Parties agree to cooperate with such engineers and consultants, (iii) exercise any rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document, including, without limitation, any rights or remedies with respect to the Collateral, and (iv) exercise any and all rights or remedies available to the Administrative Agent or Lenders under applicable Requirements of Law, whether under law, in equity or otherwise.

ARTICLE IX
THE AGENT
     Section 9.1 Appointment. Each Lender hereby irrevocably designates and appoints HSBC Bank as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes HSBC Bank, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
     Section 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.
     Section 9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Borrower to perform their obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.
     Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon the Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of the Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Note.
     Section 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.
     Section 9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Commitment Percentage of the Loan hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     Section 9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Note) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 9.7 shall survive the termination of this Agreement and payment of the Note and all other amounts payable hereunder.
     Section 9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Committed Percentage of the Loan made or renewed by it and the Note (with respect to the portion of the Note corresponding to the Administrative Agent’s Committed Percentage of the Loan), the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     Section 9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the Note, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Note. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     Section 9.10 Nature of Duties. Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) listed from time to time on the cover page of this Agreement shall have no obligations, responsibilities or duties under this Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article IX in their capacity as an agent.
     Section 9.11 Quebec Security.
     (a) For greater certainty each of the Lenders hereby irrevocably constitutes HSBC Bank USA, National Association as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by any Credit Party on property pursuant to the laws of the Province of Québec in order to secure obligations of any Credit Party under any bond, debenture or similar title of indebtedness, issued by any Credit Party, and hereby agrees that the Administrative Agent, may act as the bondholder and mandatary (i.e. agent) with respect to any shares, capital stock or other securities or any bond, debenture or similar title of indebtedness that may be issued by any Credit Party and pledged in favour of the Administrative Agent, for the benefit of the Lenders. The execution by HSBC Bank USA, National Association, acting as fondé de pouvoir and mandatary, prior to the Credit Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.
     (b) Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec), the Administrative Agent may acquire and be the holder of any bond or debenture issued by any Credit Party (i.e. the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Credit Party).
     (c) The constitution of HSBC Bank USA, National Association as fondé de pouvoir, and of the Administrative Agent as bondholder and mandatary with respect to any bond, debenture, shares, capital stock or other securities that may be issued and pledged from time to time to the Administrative Agent for the benefit of the Lenders, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Lenders’ rights and obligations under the Credit Agreement by the execution of an assignment, including a joinder agreement, or other agreement pursuant to which it becomes such assignee or participant, and by each successor Administrative Agent by the execution of an assignment and assumption agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Administrative Agent under the Credit Agreement.
     (d) HSBC Bank USA, National Association acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent in the Credit Agreement, which shall apply mutatis mutandis to HSBC Bank USA, National Association acting as fondé de pouvoir.

ARTICLE X
MISCELLANEOUS
     Section 10.1 Amendments, Waivers and Release of Collateral. Neither this Agreement, nor the Note, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 10.1 nor may be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement, modification or release shall:
     (i) (A) reduce or increase the amount or extend the scheduled date of maturity of the Loan or Note or any installment thereon or waive any payment default (other than a payment default that has been cured), or (B) reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post-default rate) or extend the scheduled date of any payment thereof, in each case without the written consent of all Lenders,
     (ii) increase the Committed Amount without the written consent of all Lenders or the amount of any Lender’s Commitment without the written consent of all Lenders directly affected thereby, or
     (iii) amend, modify or waive any provision of this Section 10.1 or change the percentages specified in the definition of Required Lenders, without the written consent of all the Lenders, or
     (iv) amend, modify or waive any provision of Article IX without the written consent of the then Administrative Agent, or
     (v) release a Borrower or any other Credit Party from its obligations under the Credit Documents or any Guarantor from its obligations under the Guaranty, without the written consent of all of the Lenders, or
     (vi) release all of the Collateral or any material portion of the Collateral that would result in the value of the Collateral being less than the Collateral Requirement or amend the definition of Collateral Requirement, in each case, without the written consent of all of the Lenders; or
     (vii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of all of the Required Lenders or all Lenders, as appropriate, and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the

Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, as applicable, in addition to the Lenders required hereinabove to take such action.
     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Note. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders, and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loan and Note and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article IX (other than the provisions of Section 9.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.
     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan or similar action under applicable Bankruptcy Law that affects the Loan, and each Lender acknowledges that applicable Bankruptcy Law may supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     Section 10.2 Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 2.10 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 2.9 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Credit Documents, or (d) a Lender or Participant fails to consent to an amendment or waiver requested under Section 10.1 or Section 10.7(b) hereof, as applicable, at a time when the Required Lenders or other Participants, as applicable, have approved such amendment or waiver (any such Lender or Participant referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, so long as no Default or Event of Default has occurred and remains outstanding, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loan and other amounts at any time owing to it hereunder and the other Credit Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender hereunder as if the Loan owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by (other than the consent of the Affected Lender), Section 10.7 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

     Section 10.3 Notices. Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day immediately following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, or (e) when delivered by e-mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice, request or demand is not sent during the normal business hours of the recipient, such notice, request or demand shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and, with respect to each Lender, as set forth in the Lenders’ Administrative Details Schedule, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Note:

The Borrower and the other Credit Parties:

c/o Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202-1132
Attention: Chief Financial Officer
Facsimile: (303) 595-9385
E-mail:swenger@royalgold.com
Telephone: (303) 573-1660

with a copy to:

c/o Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202-1132
Attention: General Counsel
Facsimile: (303) 595-9385
E-mail:bkirchhoff@royalgold.com
Telephone: (303) 573-1660

The Administrative Agent:

HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018
Attention: Mr. Bill Edge
Facsimile: (212) 525-6581
E-mail: bill.edge@us.hsbc.com
Telephone: (212) 525-6481

     Section 10.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 10.5 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note and the making of the Loan.
     Section 10.6 Payment of Expenses and Taxes; Indemnification.
     (a) The Borrower agrees to pay within thirty (30) days after receipt of an invoice therefor, all costs and expenses in connection with the preparation, negotiation, execution, delivery, registration and administration of this Agreement, the Note and the other Credit Documents and any amendment, supplement or modification to or extension or restatement of, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and out-of-pocket expenses of counsel and of technical advisors and consultants for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Borrower’s prior written consent (not to be unreasonably withheld) shall be obtained before the Administrative Agent retains a technical advisor or other technical consultant. The Borrower further agrees to pay on demand all losses, costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the preservation of any rights of the Lenders under, or the enforcement of, or legal advice in respect of the rights or responsibilities of the Lenders under, this Agreement, the Note and the other Credit Documents, including losses, costs and expenses sustained by the Lenders as a result of any failure by any Borrower to perform or observe its obligations contained herein or in the Note held by the Lenders or in connection with any refinancing or restructuring of the Loan in the nature of a “workout.” The Borrower further agrees to pay on demand, and to indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents
     (b) Each Credit Party agrees to pay, indemnify, and hold each Lender, the Administrative Agent, their respective Affiliates and their respective directors, partners, managers, principals, officers, employees, agents, consultants and representatives (collectively, the “Indemnified Parties”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, claims, judgments, awards, fines, settlements, suits, costs, charges, expenses or disbursements of any kind or nature whatsoever (irrespective of whether the Indemnified Party is named as a party to any litigation or proceeding and whether it is joint, several or joint and several) with respect to the execution, delivery, enforcement, performance and administration of any Credit Document, any such other documents, agreements and Instruments or the transactions contemplated thereby, the use, or proposed use, of proceeds of the Loan, or otherwise with respect to any Project or Property or any activity, occurrence or event thereon or associated therewith (all of the foregoing, collectively, a “Third Party Claim”), and will reimburse the Indemnified Parties for all costs and expenses (including reasonable attorneys’ fees and expenses) on demand as they are incurred in connection with the investigation of, preparation for or defense or prosecution of any pending or threatened Third Party Claim or any action or proceeding arising therefrom; provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to Third Party Claims arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) any other loan facility involving the Administrative Agent or a Lender and a Property or Project that does not involve or is not attributable to a Credit Party, a Credit Party’s interest therein or actions with respect thereto, this Agreement or any other Credit Document; provided, further, that (i) each Indemnified Party shall promptly notify the Borrower in writing upon becoming aware of the initiation of any Third Party Claim against it, (ii) the Borrower shall be entitled to participate in the defense of any such Third Party Claim and, if the Borrower so chooses, to assume the defense, at the Borrower’s expense, of any such Third Party Claim with counsel selected by the Borrower (it being understood that any Indemnified Party shall have the right to participate in such defense and employ counsel separate from the counsel employed by the Borrower, and that such counsel shall be at the expense of such Indemnified Party unless such Indemnified Party shall have been advised by counsel that there may be legal defenses available to it that are inconsistent with or in addition to those available to the Borrower, in which case such counsel shall be at the Borrower’s expense) and (iii) no Indemnified Party shall settle any Third Party Claim without the Borrower’s prior written consent (such consent not to be unreasonably withheld). The agreements in this Section 10.6 shall survive repayment of the Loan, Note and all other amounts payable hereunder.
     Section 10.7 Successors and Assigns; Participations; Purchasing Lenders.
     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Note and their respective successors and assigns, except that the Borrower and the Guarantors may not assign or transfer any of their rights or obligations under this Agreement or the other Credit Documents without the prior written consent of all the Lenders.
     (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in the Loan owing to such Lender, the Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of the Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or the Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrower or the Guarantors of any of their rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
     (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate thereof and, with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld), to one or more additional banks or financial institutions or entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Agreement and the Note in minimum amounts of Five Million Dollars ($5,000,000) (or, if less, the entire amount of such Lender’s interests and obligations), pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate or Approved Fund thereof, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower), and delivered to the Administrative Agent for its acceptance and recording. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Note.
     (d) The Administrative Agent shall maintain at its address referred to in Section 10.3 a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loan owing to, each Lender from time to time. The entries in such register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in such register as the owner of the Loan recorded therein for all purposes of this Agreement.
     (e) Upon its receipt of a duly executed Assignment Agreement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500) for each Purchasing Lender (other than an affiliate of such Lender or an Approved Fund) listed in such Assignment Agreement and the Note subject to such Assignment Agreement, the Administrative Agent shall (i) accept such Assignment Agreement and (ii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.
     (f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, in each case subject to Section 10.16.
     Section 10.8 Adjustments; Set-off.
     (a) Each Lender agrees that if any Lender shall at any time receive any payment of all or part of its Commitment Percentage of the Loan, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender’s Commitment Percentage of the Loan, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Commitment Percentage of the Loan, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower or the applicable Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of such Lender’s Commitment Percentage of the Loan and other Obligations of the Borrower and the other Credit Parties to the Administrative Agent and the Lenders and claims of every nature and description of the Administrative Agent and the Lenders against the Borrower and the other Credit Parties, in any currency, whether arising hereunder or under any other Credit Document, as such Lender may elect, whether or not the Administrative Agent or the Lenders have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     Section 10.9 Table of Contents and Section Headings. The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
     Section 10.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent
     Section 10.11 Effectiveness. This Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 10.3 or, in the case of the Lenders, shall have given to the Administrative Agent written notice (actually received) at such office that the same has been signed and mailed to it.
     Section 10.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.13 Integration. This Agreement and the Note represent the agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Credit Parties or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Note. This Agreement amends, restates, replaces and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.
     Section 10.14 Consent to Jurisdiction.
     (a) EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING (A “PROCEEDING”) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE SECURITY DOCUMENTS AND EACH CREDIT PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM OR IMPROPER VENUE TO THE MAINTENANCE OF ANY SUCH PROCEEDING. EACH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH CREDIT PARTY AT ITS ADDRESS REFERRED TO IN SECTION 10.3 HEREOF. EACH CREDIT PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE EXECUTED UPON AND ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     (b) NOTHING IN THIS SECTION 10.14 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST A CREDIT PARTY OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. THE TAKING OF ANY PROCEEDINGS IN ANY ONE OR MORE JURISDICTIONS SHALL NOT PRECLUDE THE TAKING OF ANY PROCEEDINGS IN ANY OTHER JURISDICTION.
     (c) EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE SECURITY DOCUMENTS AND ANY OTHER CREDIT DOCUMENTS REFERRED TO HEREIN OR THE OBLIGATIONS UNDER ANY THEREOF.

     Section 10.15 Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER, UNLESS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, PROVIDED, HOWEVER, THAT THE MORTGAGES, IF ANY SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THEY ARE FILED.
     Section 10.16 Confidentiality. The Administrative Agent and each Lender agree that they will not disclose without the prior consent of the Borrower any non-public, confidential or proprietary information of or with respect to any Credit Party or any Subsidiary thereof which is furnished pursuant to this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein (the “Information”), except that the Administrative Agent and any Lender may disclose any such Information (a) to its employees, affiliates, agents, representatives, auditors, consultants, engineers or counsel or to another Administrative Agent or Lender each of whom shall have been made aware of this confidentiality requirement and shall have agreed to abide by its provisions, (b) as has become generally available to the public other than by a breach of this Section 10.16, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or Agent or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States, Canada or any other jurisdiction) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any Requirement of Law applicable to such Lender or Agent, (e) to (i) any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 10.7 or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower, provided that such prospective counterparty or transferee shall have been made aware of this Section 10.16 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, (g) in connection with any claim, suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents, or (h) any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, however, that in the case of any disclosure pursuant to clause (d), the Administrative Agent or Lender shall give the Borrower at least (10) ten days prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any of the Information in any such proceeding and, in making such disclosure, the Administrative Agent or any Lender, as applicable, shall disclose only that portion thereof required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof.
     Section 10.17 Acknowledgments. Each of the parties hereto hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and
     (c) no joint venture or partnership exists among the Lenders or the Administrative Agent, or among the Borrower or the other Credit Parties and the Lenders or the Administrative Agent.
     Section 10.18 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow each such Lender to identify the Credit Party in accordance with the Act.
     Section 10.19 Joint and Several Liability. The Credit Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Credit Party has a direct, tangible and immediate impact on the success of the other Credit Parties. If at any time another Person shall be joined as a “Borrower” it is acknowledged and agreed that (i) such Person is a co-borrower hereunder and shall be jointly and severally, with the other Borrower, directly and primarily liable for the payment and performance of the Note and the Obligations, regardless of which Borrower actually receives any proceeds of the Loan or the amount of such proceeds received, (ii) each of the Borrowers shall have the obligation of a co-maker and shall be a primary obligor with respect to the Loan, the Note and the other Obligations, it being agreed that the Loan to each Borrower inure to the benefit of both Borrowers, and (iii) the Administrative Agent and each Lender are relying on such joint and several liability of the Borrowers (if at any time there shall be more than one (1) Borrower) in entering into this Agreement and extending the Loan. Each Borrower and each Guarantor hereby unconditionally and irrevocably agrees that upon default in the payment when due of any principal, interest, fee or other amount hereunder, it will forthwith pay the same, without notice of demand. The Administrative Agent and the Lenders shall be entitled to rely upon any notice, request or communication received by it from any one Borrower on behalf of both Borrowers, and shall be entitled to treat its giving of any notice hereunder pursuant to Section 10.3 hereof as notice to each and all Credit Parties.
     Section 10.20 Proceeds of Crime.
     (a) The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
     (b) If the Administrative Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:
     (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and
     (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.
ARTICLE XI
GUARANTY
     Section 11.1 The Guaranty. In order to induce the Lenders to enter into this Credit Agreement and the Note and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Loans hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any other Credit Document, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent and the Lenders, or their respective order, on demand, together with any and all reasonable costs, fees and expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, because of any applicable Requirement of Law relating to fraudulent conveyances or transfers or similar principles) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Requirements of Law, including Bankruptcy Laws.
     Section 11.2 Bankruptcy. Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations of the

Borrower to the Administrative Agent and the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 8.1(f), and unconditionally promises to pay such Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any Bankruptcy Law, common law or equitable cause or other Requirement of Law, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 11.3 Continuing Guaranty. This guaranty is a continuing guaranty and shall: (i) remain in full force and effect until the later of (x) the irrevocable payment in full of the Obligations and all other amounts payable by the Guarantor, and (y) the Commitment has been terminated; (ii) be binding on each Guarantor, its successors and assigns; and (iii) inure to the benefit of and be enforceable by the Administrative Agent, the Lenders and their successors, pledges, transferees and assigns. Without limiting the generality of the foregoing, any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under any Credit Document to any other Person, and such Person shall thereupon become vested with all the benefits in respect thereof granted to such Person herein or otherwise.
     Section 11.4 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Obligations which the Administrative Agent or such Lenders repay to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 11.5 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.
     Section 11.6 Authorization. Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) amend, modify, renew, restate, compromise, extend, continue, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Credit Agreement and any other Credit Document, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.
     Section 11.7 Reliance. It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of any Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 11.8 Stay of Acceleration. If acceleration of the time for payment, or the liability of a Borrower to make payment, of any amount specified to be payable by such Borrower in respect of its Obligations is stayed, prohibited or otherwise affected upon any Insolvency Proceeding or other event affecting such Borrower or payment of any of its Obligations by such Borrower, all such amounts otherwise subject to acceleration or payment shall nonetheless be deemed for all purposes of this Agreement to be and to have become due and payable by such Borrower and shall be payable by each Guarantor under this Agreement immediately forthwith on demand by the Administrative Agent.
     Section 11.9 Waiver.
     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full of the Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of a Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of a Borrower other than payment in full of the Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against a Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full and the Commitment has been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against any Borrower or any other party or any security.

     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new, additional, restated or continued Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
     (c) Each Guarantor waives all other acts or omissions to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guaranty, and each Guarantor waives all other defenses available to a guarantor or surety, whether at law or in equity.
     (d) The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Borrower has a direct, tangible and immediate impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit to the Borrower hereunder. Each Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future. Each Guarantor knowingly waives certain rights and defenses as set forth in this Agreement in contemplation of the benefits that it will receive.
     (e) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under applicable Bankruptcy Law, or otherwise) to the claims of the Administrative Agent or the Lenders against any Borrower or any other guarantor of the Obligations of a Borrower owing to the Administrative Agent or the Lenders and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full and the Commitment has been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of a Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Administrative Agent and the Lenders to secure payment of the Obligations of a Borrower until such time as the Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitment has been terminated.
     (f) Each Guarantor irrevocably renounces to any rights it may have to be released from this Guarantee under Article 2362 of the Civil Code of Québec and agrees to renew its guarantee hereunder at the request of the Administrative Agent by executing such documents as the Administrative Agent may request from time to time; provided, however, nothing in this clause (f) shall prohibit the release of RGLD Canada or the RGLD Canada Security Documents as contemplated in Section 4.5.

     Section 11.10 Confirmation of Payment. The Administrative Agent and the Lenders will, upon request after payment of the Obligations which are the subject of this Guaranty and termination of the Commitment relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitment relating thereto terminated, subject to the provisions of Section 11.2.
     At such time as the Obligations which are the subject of this Guaranty have been irrevocably paid in full and the Commitment has been terminated, this Guaranty and all obligations of the Guarantors hereunder shall terminate and be of no further force and effect, all without delivery of any Instrument or performance of any act by any Person.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	ROYAL GOLD, INC.,
a Delaware corporation

	By:	/s/ Stefan Wenger
Name: Stefan Wenger
Title: Chief Financial Officer and Treasurer

GUARANTORS:	ROYAL GOLD CHILE LIMITADA,
a Chilean limited partnership

	By:	/s/ Tony Jensen
Name: Tony Jensen
Title: Representative

	By:	/s/ Antonio Cussen
Name: Antonio Cussen
Title: Representative

RGLD GOLD CANADA, INC.,
a Canadian corporation

	By:	/s/ Stefan Wenger
Name: Stefan Wenger
Title: Vice President and Treasurer

HIGH DESERT MINERAL RESOURCES, INC.,
a Delaware corporation

	By:	/s/ Stefan Wenger
Name: Stefan Wenger
Title: Vice President and Treasurer

Term Loan Facility Agreement Signature Page

ADMINISTRATIVE AGENT	HSBC BANK USA, NATIONAL
AND LENDER:	ASSOCIATION
as Administrative Agent and as a Lender

	By:	/s/ William Edge
Name: William Edge
Title: Managing Director

SOLE LEAD ARRANGER:	HSBC SECURITIES (USA) INC.
as Sole Lead Arranger

	By:	/s/ William Edge
Name: William Edge

Title: Managing Director

Term Loan Facility Agreement Signature Page